                                U.S. $100,000,000

                      DEBTOR-IN-POSSESSION CREDIT AGREEMENT

                            Dated as of May 24, 2000

                                      Among

                        LOEWEN GROUP INTERNATIONAL, INC.

                                       and

              THE SUBSIDIARIES OF LOEWEN GROUP INTERNATIONAL, INC.
                                  NAMED HEREIN,

    each as debtor and debtor-in-possession, as joint and several Borrowers,

                             THE LOEWEN GROUP INC.,

                            THE LENDERS NAMED HEREIN,

                                 as the Lenders,

                                       and

                           FIRST UNION NATIONAL BANK,

                     as L/C Issuer and Administrative Agent

                                TABLE OF CONTENTS
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                                                                             PAGE NO.
ARTICLE I      DEFINITIONS                                                      2

               1.1      Certain Defined Terms.                                  2
               1.2      Other Definitional Provisions and Rules of
                        Construction; Adjustment to Financial Covenants.        19

ARTICLE II     THE CREDITS                                                      19

               2.1      The Revolving Loans.                                    19
               2.2      Repayment of the Revolving Loans.                       19
               2.3      Ratable Revolving Loans; Types of Advances.             20
               2.4      Minimum Amount of Each Advance.                         20
               2.5      Optional Prepayments of Revolving Loans.                20
               2.6      Method of Selecting Types and Interest Periods
                        for New Advances.                                       20
               2.7      Conversion and Continuation of Outstanding Advances.    21
               2.8      Payment of Interest on Revolving Loans and Advances.    21
               2.9      Changes in Interest Rate, Etc.                          22
               2.10     Fees, Mandatory Repayments and Voluntary and
                        Reductions in Aggregate Commitment.                     22
               2.11     Rates Applicable After Default.                         23
               2.12     Method of Payment.                                      23
               2.13     Evidence of Debt; Telephonic Notices.                   24
               2.14     Notification of Advances, Interest Rates,
                        Prepayments and Commitment Reductions.                  24
               2.15     Lending Installations.                                  24
               2.16     Non-Receipt of Funds by the Agent.                      25
               2.17     Withholding Tax Exemption; Gross Up.                    25
               2.18     Termination.                                            26
               2.19     Letter of Credit Facility.                              26
               2.20     Superpriority and Secured Nature of Obligations.        31
               2.21     Joint and Several Liability; Payment
                        Indemnifications.                                       31
               2.22     Security Interest in Cash Collateral Account.           32
               2.23     No Discharge; Survival of Claims.                       32

ARTICLE III    CHANGE IN CIRCUMSTANCES                                          32

               3.1      Yield Protection.                                       32
               3.2      Changes in Capital Adequacy Regulations.                33
               3.3      Availability of Types of Advances.                      33
               3.4      Funding Indemnification.                                34
               3.5      Mitigation; Lender Statements; Survival of Indemnity.   34

ARTICLE IV     CONDITIONS PRECEDENT                                             35

               4.1      Closing Date Advances and Letters of Credit.            35
               4.2      Each Advance and Letter of Credit.                      36

ARTICLE V      [INTENTIONALLY OMITTED]                                          37
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                                                                             PAGE NO.
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ARTICLE VI     REPRESENTATIONS AND WARRANTIES                                   37

               6.1      Existence and Standing.                                 37
               6.2      Authorization and Validity.                             37
               6.3      No Conflict, Government Consent.                        38
               6.4      Financial Statements.                                   38
               6.5      Material Adverse Change.                                38
               6.6      Taxes.                                                  38
               6.7      Litigation and Contingent Liabilities.                  39
               6.8      Subsidiaries; Pledge of Stock.                          39
               6.9      ERISA.                                                  39
               6.10     Accuracy of Information.                                40
               6.11     Regulation U.                                           40
               6.12     Material Agreements.                                    40
               6.13     Compliance With Laws.                                   40
               6.14     Ownership of Properties.                                40
               6.15     Investment Company Act.                                 40
               6.16     Public Utility Holding Company Act.                     41
               6.17     Post-Retirement Benefits.                               41
               6.18     Negative Pledge.                                        41
               6.19     Restrictions on Transfer.                               41
               6.20     Chapter 11 Cases and Canadian Cases.                    41
               6.21     Cash Management System.                                 41
               6.22     Articles of Incorporation, Etc.                         41

ARTICLE VII    COVENANTS                                                        42

               7.1      Reporting Requirements.                                 42
               7.2      Use of Proceeds.                                        44
               7.3      Notices of Default, Litigation, Etc.                    45
               7.4      Conduct of Business.                                    45
               7.5      Taxes.                                                  46
               7.6      Insurance.                                              46
               7.7      Compliance with Laws.                                   46
               7.8      Maintenance of Properties.                              46
               7.9      Inspection.                                             46
               7.10     Cash Management System.                                 46
               7.11     Further Assurances.                                     47
               7.12     Distributions and Payments to TLGI and
                        Canadian Subsidiaries.                                  49
               7.13     Indebtedness.                                           49
               7.14     Merger.                                                 49
               7.15     Sale of Assets.                                         49
               7.16     Prepayments.                                            50
               7.17     Affiliates.                                             50
               7.18     Investments.                                            50
               7.19     Negative Pledge.                                        52
               7.20     Liens.                                                  52
               7.21     Intentionally Omitted.                                  52
               7.22     Interest Coverage Ratio.                                52
               7.23     Minimum Funeral Home Gross Margin.                      53
               7.24     Ownership of Company.                                   53
               7.25     Acquisitions.                                           53
               7.26     Subsidiaries.                                           53
               7.27     Synthetic Leases.                                       53
               7.28     Deliveries Regarding Additional Borrowers.              53
               7.29     Intentionally Omitted.                                  54
               7.30     Chapter 11 Claims.                                      54
               7.31     Limitation on Repayments.                               54
               7.32     Protocol.                                               54
               7.33     Agreements.                                             54
               7.34     Post Closing Deliveries.                                54

ARTICLE VIII   DEFAULTS                                                         55

ARTICLE IX     ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES                   58

               9.1      Acceleration.                                           58
               9.2      Amendments.                                             59
               9.3      Preservation of Rights.                                 60
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                                      ii
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
ARTICLE X      GENERAL PROVISIONS                                               60

               10.1     Survival of Representations.                            60
               10.2     Governmental Regulation.                                60
               10.3     Stamp Duties.                                           60
               10.4     Headings.                                               60
               10.5     Entire Agreement, Independence of Covenants.            61
               10.6     Several Obligations; Benefits of this Agreement.        61
               10.7     Expenses, Indemnification.                              61
               10.8     Numbers of Documents.                                   63
               10.9     Accounting; Currency Conversions.                       63
               10.10    Severability of Provisions.                             64
               10.11    Nonliability of Lenders.                                64
               10.12    Choice of Law.                                          64
               10.13    Consent to Jurisdiction.                                64
               10.14    Waiver of Jury Trial.                                   65
               10.15    Confidentiality.                                        65
               10.16    Judgment Currency.                                      65
               10.17    Canadian Interest Antidotes.                            65
               10.18    Parties Including Trustees; U.S. Court Proceedings.     66
               10.19    Counterparts; Effectiveness.                            66

ARTICLE XI     THE AGENT                                                        66

               11.1     Appointment.                                            66
               11.2     Powers.                                                 66
               11.3     General Immunity.                                       66
               11.4     No Responsibility for Revolving Loans, Recitals, Etc.   67
               11.5     Action on Instructions of Lenders.                      67
               11.6     Employment of Agents and Counsel.                       67
               11.7     Reliance on Documents; Counsel.                         67
               11.8     Agent's Reimbursement and Indemnification.              67
               11.9     Rights as a Lender.                                     68
               11.10    Lenders' Credit Decisions.                              68
               11.11    Successor Agent.                                        68
               11.12    Agent's Fee.                                            69

ARTICLE XII    SETOFF; RATABLE PAYMENTS                                         69

               12.1     Setoff.                                                 69
               12.2     Ratable Payments.                                       69

ARTICLE XIII   BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS                69

               13.1     Successors and Assigns.                                 69
               13.2     Participations.                                         70
               13.3     Assignments.                                            71
               13.4     Dissemination of Information.                           72
               13.5     Tax Treatment.                                          72

ARTICLE XIV    NOTICES 91

               14.1     Giving Notice.                                          72
               14.2     Change of Address.                                      72

SCHEDULE A             -        Parties to Credit Agreement
SCHEDULE 1.1(a)        -        Insurance Companies
SCHEDULE 2.1           -        Lenders' Commitments
SCHEDULE 2.19.8        -        Existing Letters of Credit
SCHEDULE 6.7           -        Litigation
SCHEDULE 6.8           -        Subsidiaries
SCHEDULE 6.14          -        Real Property Assets
SCHEDULE 6.19          -        Terms of Transfer Restrictions
SCHEDULE 6.21          -        Cash Management Arrangements
SCHEDULE 7.28          -        Post-Closing Borrower Subsidiaries


EXHIBIT A              -        Form of Revolving Note
EXHIBIT B              -        Required Opinions
EXHIBIT C              -        Form of Compliance Certificate
EXHIBIT D              -        Form of Assignment Agreement
EXHIBIT E              -        Form of Notice of Assignment
EXHIBIT F              -        Form of Revolving Loan Borrowing Notice
EXHIBIT G              -        Form of Prepayment Notice
EXHIBIT H              -        Form of Joinder Agreement
EXHIBIT I              -        Form of Conversion/Continuation Notice
EXHIBIT J              -        Form of Borrowing Order
EXHIBIT K              -        Form of Approved Sale Certificate
EXHIBIT L              -        Form of Security Agreement
EXHIBIT M              -        Form of Mortgage

                      DEBTOR-IN-POSSESSION CREDIT AGREEMENT

     THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of May 24, 2000 is entered into by and among LOEWEN GROUP INTERNATIONAL, INC., a Delaware corporation, as debtor and debtor-in-possession ("COMPANY"), EACH OF THE COMPANY'S SUBSIDIARIES LISTED ON SCHEDULE A HERETO, each as debtor and debtor-in-possession (the Company and each such Subsidiary are each individually referred to herein as a "BORROWER" and, collectively, on a joint and several basis, as the "BORROWERS"), THE LOEWEN GROUP INC., a corporation organized under the laws of the province of British Columbia, Canada, THE LENDERS NAMED HEREIN, as the initial Lenders, and FIRST UNION NATIONAL BANK, as the L/C Issuer and as the Administrative Agent for the Lenders.

                              W I T N E S S E T H:

     WHEREAS, on June 1, 1999 (the "PETITION DATE"), each Borrower filed a voluntary petition for relief under the Bankruptcy Code (such term and other capitalized terms used in these Recitals without definition have the meanings set forth in SECTION 1.1 of this Agreement) with the United States Bankruptcy Court for the District of Delaware (together with any other court having jurisdiction over the Chapter 11 Cases from time to time, the "U.S. COURT") (such proceedings being jointly administered under Case No. 99-1244 (PJW), but excluding any Chapter 11 cases filed in error and subsequently dismissed, are hereinafter referred to as the "CHAPTER 11 CASES");

     WHEREAS each Borrower continues to operate its businesses and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

     WHEREAS, on the Petition Date the Initial CCAA Order was made by the Superior Court of Justice (Ontario) (together with any other court having jurisdiction over the Canadian Cases from time to time, the "CANADIAN COURT") in respect of TLGI and the Canadian Subsidiaries under the CCAA (such proceedings under Court File No. 99-CL-3384 being hereinafter referred to as the "CANADIAN CASES");

     WHEREAS, a certain Debtor-in Possession Credit Agreement, dated as of June 1, 1999 (as amended, modified or supplemented from time to time, the "EXISTING DIP CREDIT AGREEMENT") was entered into by and among the Borrowers, The Loewen Group Inc., the lenders party thereto (the "EXISTING LENDERS") and First Union National Bank, as letter of credit issuer and as the administrative agent for the Existing Lenders party thereto (in such capacity, the "EXISTING AGENT"), pursuant to which the Existing Lenders provided a revolving credit facility in the maximum amount of $200,000,000 on a post-petition basis on the terms and conditions set forth therein;

     WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility in the maximum amount of $100,000,000 on a post-petition basis on the terms and conditions set forth herein; and

     WHEREAS, Lenders are willing to provide such post-petition financing only if all of the Obligations hereunder and under the other Loan Documents (a) constitute allowed superpriority administrative expense claims in the Chapter 11 Cases as set forth herein, and (b) are secured by a first priority Lien on all of the Borrowers' unencumbered real, personal and mixed property, and a junior Lien on all of Borrowers' property which is subject to valid, perfected and nonvoidable liens on the Petition Date.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. As used in this Agreement the following terms shall have the following meanings, such meanings being equally applicable to both the singular and plural forms of the terms defined:

               "ADVANCE" means a borrowing consisting of simultaneous Revolving Loans of the same Type made to the Borrowers by each of the Lenders pursuant to
SECTION 2.1 for, in the case of Eurodollar Advances, the same Interest Period.

               "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

               "AGENT" means First Union in its capacity as Administrative Agent for the Lenders pursuant to ARTICLE XI of this Agreement, and not in its capacity as the L/C Issuer or a Lender, and any successor Agent appointed pursuant to ARTICLE XI of this Agreement.

               "AGGREGATE COMMITMENT" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

               "AGREEMENT" means this Debtor-In-Possession Credit Agreement, as it from time to time may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

               "AGREEMENT ACCOUNTING PRINCIPLES" means GAAP as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in SECTION 6.4.

               "ALTERNATE BASE RATE" means, for any day, a floating rate of interest per annum equal to the higher of (a) the Base Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum. Changes in the rate of interest on that portion of any Revolving Loans maintained as Floating Rate Advances (and in the rate of interest on any other Obligations from time to time bearing interest at a rate determined by reference to the Alternate Base Rate) will take effect simultaneously with each change in the Alternate Base Rate.

               "APPLICABLE LAW" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all applicable orders, rules and decrees of courts and arbitrators.

               "APPROVED SALE" means any sale of Property pledged to the Agent under the terms of the Collateral Documents (i) which is expressly permitted by the terms of SECTION 7.15 and with respect to which the Borrowers shall have delivered to the Agent prior to consummation of such sale a certificate from an Authorized Officer in the form of EXHIBIT K hereto certifying that both immediately before and after giving effect to such sale, no Default or Unmatured Default shall have occurred and be continuing, or (ii) which is otherwise approved by the Required Lenders.

               "ARTICLE" means a numbered article of this Agreement, unless another document is specifically referenced.

               "ASSET SALE" means the sale by any Borrower or any of such Borrower's Subsidiaries to any Person other than any of the Borrowers or any of their Wholly-Owned Subsidiaries of (i) any of the stock of any Subsidiary of such Borrower, (ii) substantially all of the assets of any division or line of business of such Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of such Borrower or any of its Subsidiaries outside of the ordinary course of business.

               "AUTHORIZED OFFICER" means (a) with respect to TLGI, any of the President,

Executive Vice President, Senior Vice President and CFO or Vice President and Treasurer of TLGI, or any Person designated by any two of the foregoing, acting singly and (b) with respect to the Borrowers, any of the President, Executive Vice President, Senior Vice President and CFO or Vice President, Finance of the Company, or any Person designated by any two of the foregoing, acting singly.

               "BCCA PLAN" means any plan or plans of arrangement or reorganization of TLGI under the Companies Act (British Columbia).

               "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

               "BASE RATE" means, at any time, the floating rate per annum then most recently announced by First Union in Charlotte, North Carolina as the reference rate of interest it will use to determine rates of interest for loans in Dollars in the United States and referred to by it as its "prime lending rate". The Base Rate is not necessarily intended to be the lowest rate of interest determined by First Union in connection with extensions of credit.

               "BORROWER CONCENTRATION ACCOUNT" has the meaning assigned to that term in SECTION 7.10(a).

               "BORROWERS" has the meaning assigned to that term in the introduction to this Agreement; PROVIDED, that Borrowers shall also mean and include any Subsidiary of the Company that shall from time to time become party hereto as a borrower by executing instruments reasonably satisfactory to the Agent assuming the obligations of a Borrower under this Agreement in accordance with SECTION 7.28. Notwithstanding any provision to the contrary herein, the Borrowers shall not include any Insurance Company.

               "BORROWING ORDER" means an order of the U.S. Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) substantially in the form attached hereto as EXHIBIT J, with any modifications thereto and approved by the Agent in its sole discretion, as the same may be amended, supplemented or otherwise modified from time to time with the express written consent or joinder of Required Lenders, and such order is in full force and effect and has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.

               "BUSINESS DAY" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday or other day on which banks are authorized or required to be closed) on which banks generally are open in Charlotte, New York and London for the conduct of substantially all of their commercial lending activities and (b) for all other purposes, a day (other than a Saturday or Sunday or other day on which banks are authorized or required to be closed) on which banks generally are open in Charlotte and New York for the conduct of substantially all of their commercial lending activities.

               "CANADIAN COURT" has the meaning set forth in the recitals to this Agreement.

               "CANADIAN GAAP" means, at any time, generally accepted accounting principles in Canada at such time.

               "CANADIAN PLAN" means a pension plan provided by TLGI or any Canadian Subsidiary.

               "CANADIAN SUBSIDIARIES" means any or all of the Subsidiaries of TLGI incorporated or otherwise organized under the laws of Canada or any province of Canada.

               "CAPITALIZED LEASE" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

               "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

               "CASH BALANCES" means, as at any time of determination with respect to a Person, the sum of the Dollar amount of all money, currency and credit balances carried in Deposit Accounts of such Person PLUS the Dollar value of all Investments of the type described in SECTIONS 7.18(d) through 7.18(i) which would be carried as assets on the balance sheet of such Person and its Subsidiaries.

               "CCAA" means the Companies' Creditors Arrangement Act (Canada), as now and hereafter in effect, or any successor statute or statutes.

               "CCAA ORDERS" means the Initial CCAA Order and any other orders made by the Canadian Court in the Canadian Cases.

               "CCAA PLAN" means a plan of compromise or arrangement, as from time to time amended and or supplemented, filed by TLGI and the Canadian Subsidiaries under the CCAA.

               "CDN$" means the lawful money of Canada.

               "CEMETERY GROSS MARGIN" means, for any period, an amount equal to
(i) Cemetery Revenue for such period MINUS (ii) the amount indicated on the consolidated income statement of TLGI and its Subsidiaries for such period as cemetery costs and expenses PLUS (iii) the sum of the amounts for such period of
(a) any amount included in clause (ii) of this definition that is classified in the consolidated statement of cash flows of TLGI and its Subsidiaries for such period as depreciation or amortization in accordance with GAAP, including, for greater certainty, amounts classified as amortization that result from sales of individual cemetery plots by TLGI and its Subsidiaries in the course of their normal business operations, and (b) any other non-cash charges of TLGI and its Subsidiaries for such period that are included in clause (ii) of this definition.

               "CEMETERY OPERATING CASH FLOW" means, for any period, an amount equal to (i) the sum of the amounts for such period of (a) Cemetery Gross Margin PLUS (b) the Cemetery Working Capital Adjustment, MINUS (ii) Consolidated Capital Expenditures in respect of cemetery operations (net of any proceeds of any related financings with respect to such expenditures) for such period.

               "CEMETERY PROPERTIES" means all Property used or intended for use in connection with the business of TLGI or any of its Subsidiaries as being an owner or provider of cemeteries and cemetery services, and shall include, without limitation, those Facilities owned by any of the Borrowers.

               "CEMETERY REVENUE" means, for any period, the consolidated gross revenues of TLGI and its Subsidiaries for such period to the extent attributable to the operations of Cemetery Properties, determined on a consolidated basis in accordance with GAAP.

               "CEMETERY WORKING CAPITAL ADJUSTMENT" means, for any period, an amount equal to (i) the sum of the amounts for such period of (a) the decrease in the consolidated short-term and long-term installment contract accounts receivable (net of the related cancellation and unearned interest reserves) of TLGI and its Subsidiaries during such period PLUS (b) the decrease in the consolidated accounts receivable from cemetery merchandise trusts of TLGI and its Subsidiaries during the period, MINUS (ii) the decrease in the consolidated cemetery long-term liabilities of TLGI and its Subsidiaries during such period. For greater certainty, (x) the balance sheet items described in clauses (i)(a),
(i)(b)
and (ii) shall be calculated in accordance with GAAP and on a basis consistent with the notes to the annual consolidated financial statements of TLGI and its Subsidiaries in prior periods, and (y) if any of the balance sheet items described in clause (i)(a), (i)(b) or (ii) increased during such period, the "decrease" in such item as described in the applicable clause shall be a negative number.

               "CHANGE OF CONTROL" means an event which shall be deemed to have occurred if (a) the Company shall at any time cease to be a Wholly-Owned Subsidiary of TLGI, or (b) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either
(x) acquire beneficial ownership of more than 50% of any outstanding class of common stock of TLGI having ordinary voting power in the election of directors of TLGI or (y) obtain the power (whether or not exercised) to elect a majority of TLGI's directors, or (c) during any period of 12 consecutive calendar months, individuals (i) who were directors of TLGI on the first day of such period, or
(ii) whose election or nomination for election to the board of directors of TLGI was recommended or approved by at least a majority of the directors then still in office who were directors of TLGI on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of TLGI.

               "CHAPTER 11 CASES" means the Chapter 11 Cases as defined in the recital clauses of this Agreement.

               "CHIEF FINANCIAL OFFICER" means, at any time, the Person who reports to the board of directors of TLGI on the financial affairs of TLGI and its Subsidiaries.

               "CLOSING DATE" means the date on which the conditions set forth in SECTION 4.1 are satisfied or waived in accordance with the terms of this Agreement.

               "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

               "COLLATERAL" means, collectively, all property of the estate of each Borrower under Section 541(a) of the Bankruptcy Code, including all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

               "COLLATERAL DOCUMENTS" means the Security Agreement, the Mortgages and any other security agreements, pledge agreements, assignments, financing statements or other agreements, documents, instruments or certificates delivered by any Credit Party pursuant to this Agreement, any other Loan Document or an applicable order of the U.S. Court or the Canadian Court in order to grant to the Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of such Credit Party as security for the Obligations.

               "COLLATERAL TRUST AGREEMENT" means that certain Collateral Trust Agreement, dated as of May 15, 1996 and executed by TLGI, the Company and its Subsidiaries named therein, and Bankers Trust Company, as collateral agent, as such Collateral Trust Agreement may be amended or modified and as in effect from time to time.

               "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by TLGI, any Borrower or any Subsidiary in the ordinary course of business of TLGI, such Borrower or such Subsidiary.

               "COMMITMENT" means, relative to any Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth opposite such Lender's name on SCHEDULE 2.1 hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to SECTION 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

               "COMMITMENT TERMINATION DATE" means the earliest of (i) the Stated Maturity Date, and (ii) the first effective date of any plan of reorganization in the Chapter 11 Cases or the implementation of a CCAA Plan in the Canadian Cases, as specified in such plan or plans, (iii) the date of termination in whole of the Commitments pursuant to SECTION 9.1, and (iv) the date of any sale, transfer or other disposition of all or substantially all of the assets or stock of the Borrowers and their Subsidiaries, taken as a whole.

               "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

               "COMPLIANCE CERTIFICATE" means a certificate executed by the Chief Financial Officer in the form of EXHIBIT C annexed hereto.

               "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capitalized Lease Obligations which is capitalized on the consolidated balance sheet of TLGI and its Subsidiaries) of TLGI and its Subsidiaries during that period that, in conformity with GAAP, are included in "construction of new facilities" or "purchase of property and equipment" or comparable items reflected in the consolidated statement of cash flows of TLGI and its Subsidiaries PLUS (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by TLGI and its Subsidiaries during that period (a) to purchase or develop computer software or systems (but only to the extent such expenditures are capitalized on the consolidated balance sheet of TLGI and its Subsidiaries in conformity with GAAP), (b) to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of TLGI or any of its Subsidiaries, or (c) to purchase, develop or construct land or other real property or improvements for use in connection with the cemetery operations of TLGI and its Subsidiaries.

               "CONSOLIDATED OPERATING CASH FLOW" means, for any period, the sum of (a) Cemetery Operating Cash Flow for such period PLUS (b) Non-Cemetery Operating Cash Flow for such period.

               "CONSOLIDATED INTEREST CHARGES" means, for any period, on a consolidated basis, all interest (including the interest component of Capitalized Lease Obligations and Synthetic Lease Obligations), and all amortization of debt discount and expense on all Indebtedness of TLGI and its Subsidiaries for such period.

               "CONTINGENT OBLIGATION" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or reimbursement obligation arising pursuant to a letter of credit (including any Letter of Credit).

               "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code.

               "CONVERSION/CONTINUATION NOTICE" has the meaning specified in
SECTION 2.7.

               "CREDIT PARTY" means each of TLGI and the Borrowers and any other Person (other than the Agent or any Lender) from time to time executing a Loan Document, and "CREDIT PARTIES" means all such Persons, collectively.

               "DEFAULT" means an event described in ARTICLE VIII.

               "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

               "DISTRIBUTION" in respect of any corporation shall mean (a) dividends or other distributions on capital stock of the corporation (except dividends or other distributions payable solely in shares of capital stock), and
(b) the redemption, retirement or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for such stock).

               "DOLLARS" and "$" mean the lawful money of the United States.

               "ENVIRONMENTAL CLAIM" means any investigation or any written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

               "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, guidelines, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the business of TLGI or any of its Subsidiaries or any Facility in a particular state, province or territory, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C.
Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), the Oil Pollution Act (33 U.S.C. Section 2701 ET SEQ.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), and the Canadian Environmental Protection Act, the Environmental Protection Act (Ontario), the Ontario Water Resources Act (Ontario), the Occupational Health and Safety Act (Ontario) and comparable federal and provincial legislation in Canada, Ontario and other provinces and territories of Canada, each as amended or supplemented, any analogous present or future U.S. or Canadian federal, provincial, state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

               "EURODOLLAR ADVANCE" means an Advance that bears interest at a Eurodollar Rate.

               "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Advance for the relevant Interest Period, (a) the per annum rate for deposits in Dollars for a period corresponding to the duration of the relevant Interest Period, which appears on Dow Jones Page 3750 at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and (b) if such rate does not appear on Dow Jones Page 3750 on such day, the per annum rate at which deposits in Dollars are offered by First Union to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Union's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period. The reference to Dow Jones Page 3750 in this definition shall be construed to be a reference to the relevant page or any other page that may replace such page on the Dow Jones service or any other service that may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in Dollars.

               "EURODOLLAR LOAN" means a Revolving Loan which bears interest at a Eurodollar Rate.

               "EURODOLLAR RATE" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) 2.75% per annum. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

               "EXCHANGE RATE" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the applicable L/C Issuer in the New York foreign exchange market for the purchase by such L/C Issuer (by cable transfer) of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

               "EXISTING CREDIT AGREEMENTS" means, collectively, (i) the Second Amended and Restated Credit Agreement dated as of March 27, 1998 among Company, TLGI, the lenders party thereto, Bank of Montreal, as administrative agent and syndication agent, (ii) the $121,300,000 1994 MEIP Credit Agreement, dated as of June 14, 1994 among TLGI, the Company, LMIC, as agent for TLGI and the Company, the lenders party thereto, and Wachovia Bank of Georgia, N.A., as agent for the lenders, (iii) the Note Agreement dated for reference September 1, 1993 among Company, TLGI and the noteholders party thereto relating to the $60,000,000 9.62% Senior Guaranteed Notes, Series D due September 11, 2003, and such notes,
(iv) the Note Agreement dated for reference February 1, 1994 among Company, TLGI and the noteholders party thereto relating to the $50,000,000 6.49% Senior Guaranteed Notes, Series E due February 25, 2004, and such notes, (v) the Indenture dated as of September 30, 1997 among Company, TLGI and State Street Bank and Trust Company relating to $300,000,000 of Senior Guaranteed Notes, and such notes, (vi) the Indenture dated as of March 20, 1996 among Company, TLGI and Fleet National Bank of Connecticut relating to the $350,000,000 Senior Guaranteed Notes, Series 1 and Series 2, and such notes, (vii) the Indenture dated as of October 1, 1996 among Company, TLGI and Fleet National Bank relating to the $350,000,000 Senior Guaranteed Notes, Series 3 and Series 4, and such notes, (viii) the Indenture dated as of September 26, 1997 among TLGI, the Company and The Trust Company of Bank of Montreal, as trustee, relating to the CDN$200,000,000 Senior

Guaranteed Notes, Series 5, and such notes, (ix) the Indenture dated as of May 28, 1998 among Company, TLGI and State Street Bank and Trust Company relating to the $400,000,000 Senior Guaranteed Notes, Series 6 and Series 7, and such notes,
(x) INTENTIONALLY OMITTED, (xi) INTENTIONALLY OMITTED, (xii) all agreements, documents and instruments pursuant to which any interest in collateral is granted or purported to be granted, created, evidenced or perfected pursuant to any of the foregoing, including without limitation, all deeds of trust, mortgages, security agreements, pledge agreements, assignments, licenses, landlord consents and releases, financing statements, fixture filings, registrations or similar documents and (xiii) all ancillary agreements as to which any holder of any of the obligations evidenced by any of the foregoing is a party or a beneficiary and all other agreements, instruments, documents and certificates including promissory notes, consents, assignments, contracts, and notices delivered in connection with any of the foregoing or the transactions contemplated thereby, in each case as any of the foregoing may be in effect as of the Closing Date and as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted hereunder.

               "EXISTING DIP CREDIT AGREEMENT" means the Existing DIP Credit Agreement as defined in the recitals to this Agreement.

               "EXISTING REVOLVER AGREEMENT" means the Existing Credit Agreement described in clause (i) of the definition thereof.

               "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by TLGI or any of its Subsidiaries or any of their respective predecessors.

               "FAIR VALUE" means the value of the relevant asset determined in an arm's-length transaction conducted in good faith between an informed and willing buyer, under no compulsion to buy, and an informed and willing seller, under no compulsion to sell.

               "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York City time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

               "FEE LETTER" has the meaning assigned to that term in SECTION 2.10(a).

               "FINAL ORDER" means an order, judgment or other decree of the U.S. Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect and which has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review or rehearing has been waived or (ii) the time to appeal or seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending.

               "FINANCIAL UNDERTAKING" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries,
(b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person and its Subsidiaries, (c) obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its

Subsidiaries, or (d) net liabilities under any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

               "FIRST UNION" means First Union National Bank in its individual capacity, and its successors.

               "FLOATING RATE" means, for any day, a rate per annum equal to the sum of (a) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, PLUS (b) 1.25%.

               "FLOATING RATE ADVANCE" means an Advance which bears interest at the Floating Rate.

               "FLOATING RATE LOAN" means a Revolving Loan which bears interest at the Floating Rate.

               "FUNERAL HOME GROSS MARGIN" means, for any period, an amount equal to (i) Funeral Home Revenue for such period MINUS (ii) the amount indicated on the consolidated income statement of TLGI and its Subsidiaries for such period as funeral home costs and expenses PLUS (iii) any amount included in clause (ii) of this definition that constitutes Synthetic Lease Rentals during such period attributable to assets utilized in the funeral home operations of TLGI and its Subsidiaries.

               "FUNERAL HOME PROPERTIES" means all Property used or intended for use in connection with the business of TLGI or any of its Subsidiaries of being a provider of (i) funeral home services or (ii) combined funeral home and cemetery services, and shall include, without limitation, those Facilities owned by any of the Borrowers.

               "FUNERAL HOME REVENUE" means, for any period, the consolidated gross revenues of TLGI and its Subsidiaries for such period to the extent attributable to the operations of Funeral Home Properties, determined on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary contained herein, no amounts included in Cemetery Revenue shall be included in the calculation of Funeral Home Revenue.

               "GAAP" means Canadian GAAP until such time as TLGI and its Subsidiaries shall prepare their books of record and account in accordance with U.S. GAAP, at which time and at all times thereafter, "GAAP" shall mean U.S. GAAP.

               "GOVERNMENTAL ACTS" has the meaning specified in SECTION
2.19.6(a).

               "GOVERNMENTAL AUTHORITY" means any country or nation, any political subdivision of such country or nation, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government of any country or nation or political subdivision thereof.

               "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws) or otherwise regulated under Environmental Laws;

(ii) any oil, petroleum, petroleum fraction or petroleum derived substance;
(iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

               "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

               "INDEBTEDNESS" of a Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), including amounts payable by such Person in respect of covenants not to compete, but only to the extent required by GAAP to be reflected on the balance sheet of TLGI as liabilities, (c) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments (but exclusive of notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit), (e) Capitalized Lease Obligations,
(f) Synthetic Lease Obligations, (g) Securitization Obligations (but only to the extent of the maximum recourse liability of such Person (or one or more of its Affiliates) under the documentation for the related securitization transaction giving rise to such Securitization Obligations for losses or defaults which are attributable to the obligors of the receivables included in such securitization transaction), (h) Financial Undertakings, (i) Contingent Obligations and (j) obligations under or in connection with letters of credit (including, with respect to TLGI or the Borrowers, any Letter of Credit); but excluding, in any event, with reference to TLGI, the Borrowers and the other Subsidiaries, all obligations of TLGI, the Borrowers and the other Subsidiaries of the character referred to in this definition to the extent owing to TLGI, the Borrowers or any other Subsidiary.

               "INITIAL CCAA ORDER" means the order made by the Canadian Court under the CCAA in the Canadian Cases declaring that TLGI and the Canadian Subsidiaries are companies to which the CCAA applies, authorizing TLGI and the Canadian Subsidiaries to file a plan or plans of compromise or arrangement under the CCAA, staying all proceedings taken or that might be taken in respect of TLGI and the Canadian Subsidiaries except as expressly provided therein, and granting certain other ancillary relief.

               "INSURANCE COMPANY" means any Subsidiary of Loewen Life Insurance Group, Inc. which is primarily engaged in the business of providing insurance and related products, which Insurance Companies as of the date hereof consist of those Subsidiaries set forth on SCHEDULE 1.1(a) hereto.

               "INTEREST PERIOD" means, with respect to a Eurodollar Advance, a period of one, two or three months commencing on a Business Day selected by the Borrowers pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three months thereafter, unless there is no such numerically corresponding day in such next, second or third succeeding month, in which case such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If a Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, unless said next succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day.

               "INVESTMENT" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

               "INVESTMENT MANAGER CHANGE GAIN/LOSS" means any non-cash gain or loss arising directly from the replacement of any investment manager or trustee as approved by the Investment Committee of the Company's Board of Directors.

               "L/C COMMITMENT AMOUNT" means $50,000,000.

               "L/C DRAFT" means a draft drawn on the L/C Issuer pursuant to any of the Letters of Credit.

               "L/C INTEREST" has the meaning specified in SECTION 2.19.2.

               "L/C ISSUER" means First Union; PROVIDED, HOWEVER, that the Borrowers and First Union may mutually agree with another Lender that with respect to a particular Letter of Credit, such other Lender shall issue such Letter of Credit, and in such event such Lender shall be the L/C Issuer hereunder with respect to such Letter of Credit, and First Union shall be the L/C Issuer with respect to all Letters of Credit other than Letters of Credit issued by another Lender pursuant to this proviso.

               "L/C OBLIGATIONS" means an amount equal to the sum (without duplication) of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amounts of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the L/C Issuer but not yet paid, (iii) the aggregate outstanding amount of Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless such request has been denied).

               "LENDERS" means the lending institutions listed on the signature pages of this Agreement and any other lending institutions which may become party hereto pursuant to the terms hereof, and their respective successors and assigns permitted in accordance with the terms hereof.

               "LENDING INSTALLATION" means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

               "LETTER OF CREDIT" means any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to SECTION 2.19 hereof.

               "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, security interest, charge, assignment, deposit arrangement, encumbrance or other security agreement or arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

               "LMIC" means Loewen Management Investment Corporation, a Delaware corporation and a Wholly-Owned Subsidiary of Company.

               "LOAN DOCUMENTS" means this Agreement, the Letters of Credit, the Collateral Documents, and the promissory notes (if any) issued pursuant to
SECTION 13.1.

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, Property, financial condition, results of operations, or prospects of TLGI, the Borrowers and the other Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the L/C Issuer or the Lenders thereunder.

               "MATERIAL CONTRACT" means any contract or arrangement to which TLGI or any Borrower or any Subsidiary is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

               "MATERIAL JUDGMENT EVENT" means the entry of a judgment, award or other order as to post-Petition Date liability or debt (whether or not such judgment, award or other order is bonded, stayed, contested or appealable) against any of TLGI, any Borrower or any of their respective Subsidiaries at any time when the amount of such judgment, award or order, when added to the aggregate amount of all other judgments, awards and orders as to post-Petition Date liabilities or debts which at such time shall have been entered against any of TLGI, any Borrower or any of their respective Subsidiaries without having been finally satisfied in full or vacated, is in excess of $5,000,000.

               "MINORITY INTERESTS" means any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law or shares of stock having no right to vote or receive dividends) that are not owned by TLGI and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

               "MIPS" means the 9.45% Cumulative Monthly Income Preferred Securities, Series A, issued by Loewen Group Capital, L.P., and the related Series A Junior Subordinated Debentures issued by the Company and purchased by Loewen Group Capital, L.P. with the proceeds of the sale of the 9.45% Cumulative Monthly Income Preferred Securities, Series A.

               "MONITOR" means the monitor appointed under the Initial CCAA
Order.

               "MOODY'S" means Moody's Investors Service, Inc.

               "MORTGAGE" means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Credit Party in substantially the form of EXHIBIT M annexed hereto such form as may be approved by the Agent in its sole discretion, in each case with such changes thereto to conform with local laws or customary local practices, including without limitation such changes to convert EXHIBIT M into a deed of trust or a deed to secure debt as may be required by local law or local customary practice, as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time, and "MORTGAGES" means all such instruments, collectively.

               "MULTIEMPLOYER PLAN" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

               "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale net of any bona fide direct costs incurred in connection with such Asset Sale including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale
(ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iii) any bona fide, reasonable fees payable to the Debtors' financial advisors with respect to such Asset Sale.

               "NET INSURANCE/CONDEMNATION PROCEEDS"' means any cash payments or proceeds received by any Borrower or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of any Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by any Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of any Borrower or such Subsidiary in respect thereof.

               "NON-CEMETERY OPERATING CASH FLOW" means, for any period, an amount equal to (i) the sum of (a) the Funeral Home Gross Margin for such period, PLUS (b) the sum of (ii) all cash dividends received during such period from Insurance Companies, (iii) any amount included in clause (ii) of the definition of Funeral Home Gross Margin that is classified in the consolidated statement of cash flows of TLGI and its Subsidiaries for such period as depreciation or amortization in accordance with GAAP, and (iv) any other non-cash charges of TLGI and its Subsidiaries for such period that are included in clause (ii) or the definition of Funeral Home Gross Margin, MINUS (v) the sum, without duplication, of the amounts for such period of (a) the amount separately classified in the consolidated income statement of TLGI and its Subsidiaries for such period as "general and administrative" expenses (excluding therefrom restructuring costs associated with the Chapter 11 Cases and the Canadian Cases) on a basis consistent with prior periods and in accordance with GAAP, (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures) of TLGI and its Subsidiaries, excluding Consolidated Capital Expenditures in respect of cemetery operations (net of any proceeds of any related financings with respect to such expenditures), and (c) any amount (other than Consolidated Capital Expenditures) attributable to the operation of Funeral Home Properties that is capitalized on the consolidated balance sheet of TLGI and its Subsidiaries in conformity with GAAP during such period. Notwithstanding anything to the contrary contained herein, no amounts included in Cemetery Operating Cash Flow shall be included in the calculation of Non-Cemetery Operating Cash Flow.

               "NOTICE OF ASSIGNMENT" has the meaning specified in SECTION
13.3.2.

               "OBLIGATIONS" means all obligations of every nature of the Borrowers arising or existing under the Loan Documents, including, without limitation, the L/C Obligations and any liability of the Borrowers on any claim, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrowers under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrowers.

               "OVERHEAD ALLOCATION AGREEMENT" means the Management Services Agreement dated May 31, 1999 setting forth the methodology for allocating general and administrative expenses and restructuring costs associated with the Chapter 11 Cases and the Canadian Cases between the Borrowers and their Subsidiaries, on one hand, and TLGI and the Canadian Subsidiaries, on the other hand, as approved by the Canadian Court, as such agreement may be amended, supplemented or otherwise modified from time to time with the consent of the Agent.

               "PARTICIPANT" has the meaning specified in SECTION 13.2.1.

               "PAYMENT OFFICE" means the principal office of the Agent in Charlotte, North Carolina, located on the date hereof at 301 South College Street, Charlotte, North Carolina 28288, or such other office of the Agent as the Agent may from time to time designate by written notice to the Borrowers and the Lenders. All payments to be made to the Agent at the Payment Office shall be made by wire transfer to First Union National Bank, ABA # 053-000-219 for credit to Account No.2070482789126, Attention: Thomas M. Cambern, in the name of First Union, with references to Special Situations/The Loewen Group, Inc. and the type of payment being made, or to such other account as the Agent may from time to time designate by written notice to the Borrowers and the Lenders.

               "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

               "PERMITTED CANADIAN CCAA LIEN" means a Lien on all of TLGI's and/or any Canadian Subsidiary's property to secure reimbursement claims in respect of any statutory liabilities which may be imposed on any director or officer of any one of TLGI or any Canadian Subsidiary by reason of TLGI's or such Canadian Subsidiary's failure to pay (i) any statutory deemed trust amounts in favor of the Crown in right of Canada or of any province thereof which are required to be deducted from employees' wages, including, without limitation, amounts in respect of employment insurance, Canada Pension Plan, Quebec Pension Plan and income taxes, (ii) amounts accruing and payable by TLGI and the Canadian Subsidiaries in respect of employment insurance, Canada Pension Plan, Quebec Pension Plan, workers compensation, employer health taxes and similar obligations of any jurisdiction with respect to employees, (iii) all goods and services or other applicable sales taxes payable by TLGI and the Canadian Subsidiaries or their customers in connection with the sale of goods and services by TLGI and the Canadian Subsidiaries to such customers, (iv) any amount payable to the Crown in right of Canada or of any province thereof or any political subdivision thereof or any other taxation authority in respect of municipal realty, municipal business or other taxes, assessments or levies of any nature or kind which are entitled at law to be paid in priority to claims of secured creditors and which are attributable to or in respect of the carrying on of the business by TLGI and the Canadian Subsidiaries, and (v) any payment required to be deposited into, or otherwise held in, trust pursuant to applicable laws, rules or regulations or pursuant to established policies of TLGI and the Canadian Subsidiaries in connection with or resulting from the sale by TLGI and the Canadian Subsidiaries of cemetery or funeral services; provided that such Lien shall secure an amount no greater than

$10,000,000.

               "PERSON" means any natural person, corporation, limited liability company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

               "PETITION DATE" means the Petition Date as defined in the recitals to this Agreement.

               "PLAN" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 4412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

               "PREPAYMENT NOTICE" has the meaning specified in SECTION 2.5.

               "PREPETITION INDEBTEDNESS" means Indebtedness of any Borrower outstanding on the Petition Date, including Indebtedness under the Existing Credit Agreements.

               "PROPERTY" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

               "PURCHASERS" has the meaning specified in SECTION 13.3.1.

               "REGISTER" has the meaning specified in SECTION 13.3.2.

               "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

               "REGULATION T", "REGULATION U" and "REGULATION X" mean, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to the subject matter thereof.

               "REIMBURSEMENT OBLIGATION" has the meaning specified in SECTION 2.19.3.

               "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

               "RELEVANT TAX" has the meaning specified in SECTION 2.17(b).

               "RENTAL" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, regardless of whether such lease is characterized as an operating lease or a Synthetic Lease.

               "REPORTABLE EVENT" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

               "REQUIRED LENDERS" means the greater of (x) Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances and the L/C Obligations, and (y) more than one-half in number of the Lenders.

               "RESERVE REQUIREMENT" means, with respect to a Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

               "REVOLVING LOAN" means a loan by a Lender to the Borrowers as part of an Advance.

               "REVOLVING LOAN BORROWING DATE" means a date on which an Advance is made hereunder.

               "REVOLVING LOAN BORROWING NOTICE" has the meaning specified in
SECTION 2.6.

               "SECTION" means a numbered section of this Agreement, unless another document is specifically referenced.

               "SECURITIZATION OBLIGATIONS" of a Person means the outstanding purchaser's investment or outstanding capital or other principal equivalent that purchasers or other investors are entitled to receive in respect of any securitization or other sale or asset-backed financing of receivables of such Person or its Affiliates effected by such Person.

               "SECURITY AGREEMENT" means the Security Agreement executed and delivered by the Borrowers and the Agent on the Closing Date and executed and delivered by any additional Borrower from time to time thereafter in accordance with SECTION 7.28, substantially in the form of EXHIBIT L annexed hereto, as such Security Agreement may be amended, supplemented or otherwise modified from time to time.

               "SECURITY INDUSTRIAL" means Security Industrial Insurance Company, a Subsidiary of Loewen Life Insurance Group, Inc.

               "SINGLE EMPLOYER PLAN" means a Plan maintained by any Borrower or any member of the Controlled Group for employees of any Borrower or any member of the Controlled Group.

               "SPECIFIED REMITTANCE TIME" means (a) if the relevant Payment Office is located in Charlotte, 1:00 p.m. (Charlotte time) and (b) if the relevant Payment Office is located elsewhere, such time as the Agent shall specify after consultation with the Borrowers and the Lenders.

               "STANDARD & POOR'S" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

               "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) workers' compensation liabilities of TLGI, the Borrowers or any of their Subsidiaries,
(ii) the obligations of third party insurers of TLGI, the Borrowers or any of their Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iii) obligations to cash management service providers,
(iv) performance, payment, deposit or surety obligations of TLGI, the Borrowers or any of their Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, or
(v) any other obligations of TLGI, the Borrowers or any of their Subsidiaries ordinarily or customarily supported by standby letters of credit; PROVIDED that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code) or (c) any Indebtedness (whether of principal, interest or otherwise) on account of amounts owing by TLGI or any of its Subsidiaries to any of their creditors as of the

Petition Date.

               "STATED AMOUNT" means, when used with reference to a Letter of Credit, (x) at the time of issuance, the face amount thereof, and (y) at any time thereafter, the aggregate amount available to be drawn under such Letter of Credit at such time.

               "STATED MATURITY DATE" means June 30, 2001.

               "SUBSIDIARY" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which, or more than 50% of the economic benefits associated with all outstanding securities of which, shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which, or more than 50% of the economic benefits associated with all outstanding ownership interests of which, shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of TLGI.

               "SYNTHETIC LEASE" of a Person means any lease of Property by such Person as lessee which under GAAP would or may be treated as a true operating lease but which under tax law or commercial law is treated as secured Indebtedness of such Person and not as a true lease.

               "SYNTHETIC LEASE OBLIGATIONS" of a Person means the aggregate funded amount under all Synthetic Leases to which such Person is party as lessee.

               "SYNTHETIC LEASE RENTALS" of a Person means the aggregate fixed amounts payable by such Person under a Synthetic Lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

               "TAXING JURISDICTION" has the meaning specified in SECTION
2.17(b).

               "TLGI" means The Loewen Group Inc., a corporation incorporated under the laws of the province of British Columbia, Canada.

               "TOTAL UTILIZATION OF COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the L/C Issuer for any amount drawn under any Letter of Credit but not yet so applied) PLUS (ii) the aggregate amount of all issued and outstanding Letters of Credit.

               "TRANSFEREE" has the meaning specified in SECTION 13.4.

               "TYPE" means, (a) with respect to any Revolving Loan, its nature as a Floating Rate Loan or Eurodollar Loan, and (b) with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

               "UNFUNDED LIABILITIES" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the Fair Value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

               "UNITED STATES" and "U.S." mean the United States of America.

               "UNMATURED DEFAULT" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

               "U.S. COURT" has the meaning set forth in the recitals to this Agreement.

               "U.S. GAAP" means, at any time, generally accepted accounting principles in the United States at such time.

               "WHOLLY-OWNED SUBSIDIARY" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     1.2 OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION; ADJUSTMENT TO FINANCIAL COVENANTS.

     (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

     (b) The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

                                   ARTICLE II
                                   THE CREDITS

     2.1 THE REVOLVING LOANS. From and including the Closing Date and prior to the Commitment Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement (including, without limitation, the terms and conditions of SECTION 2.10 and SECTION 9.1 relating to the reduction, suspension or termination of the Aggregate Commitment), to make Revolving Loans in Dollars to the Borrowers (who shall borrow on a joint and several basis) from time to time in an aggregate amount, together with such Lender's L/C Interest, not to exceed at any one time outstanding the amount of such Lender's Commitment; PROVIDED, HOWEVER, that the Aggregate Commitment shall be deemed used for purposes of determining the availability of Revolving Loans (but not for purposes of determining each Lender's commitment fee pursuant to SECTION 2.10, which commitment fee shall be determined for each Lender as described in SECTION 2.10) from time to time to the extent of the aggregate L/C Obligations then outstanding, and such deemed use of the Aggregate Commitment shall be applied to the Lenders ratably according to their respective Commitments. Subject to the terms of this Agreement (including, without limitation, the terms and conditions of SECTION 2.10 and SECTION 9.1 relating to the reduction, suspension or termination of the Aggregate Commitment), the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Commitment Termination Date. Unless earlier terminated in accordance with the terms and conditions of this Agreement, the Commitments of the Lenders to lend hereunder shall expire on the Commitment Termination Date. Anything contained in this Agreement to the contrary notwithstanding, the aggregate principal amount of Revolving Loans outstanding on any date of determination shall not exceed by more than $20,000,000 the highest aggregate principal amount of Revolving Loans outstanding as of any date after the Closing Date which is less than 30 days prior to such date of determination. The Borrowers agree, jointly and severally, to immediately prepay the Loans in the amounts and at the times as may be necessary to comply with the immediately preceding sentence.

     2.2       REPAYMENT OF THE REVOLVING LOANS. Any outstanding Revolving
Loans shall be paid in full by the Borrowers on the Commitment Termination Date; PROVIDED, HOWEVER, that nothing in this SECTION 2.2 shall be construed as limiting or modifying the joint and several obligations of the Borrowers to repay any or all of the outstanding Revolving Loans at any earlier time in accordance with the terms of this Agreement.

     2.3 RATABLE REVOLVING LOANS; TYPES OF ADVANCES. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. Any Advance may be a Floating Rate Advance or a Eurodollar Advance, as the Borrowers shall select in accordance with SECTIONS 2.6 and 2.7.

     2.4 MINIMUM AMOUNT OF EACH ADVANCE. Each Advance shall be in an amount not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof PROVIDED, HOWEVER, that any Advance may be in the amount of the unused Aggregate Commitment.

     2.5 OPTIONAL PREPAYMENTS OF REVOLVING LOANS. Subject to SECTION 3.4 and the requirements of SECTION 2.4, the Borrowers may (following notice given to the Agent by the Borrowers, in the form attached hereto as EXHIBIT G (a "PREPAYMENT NOTICE") by not later than 11:00 a.m. (Charlotte time) on the date of the proposed prepayment), such notice specifying the aggregate principal amount of and the proposed date of the prepayment and if such notice is given the Borrowers shall, prepay the outstanding principal amounts of the Floating Rate Loans comprising part of the same Advance in whole or ratably in part, together with accrued interest to but excluding the date of such prepayment on the principal amount prepaid and if the Advance to be prepaid is a Eurodollar Advance and following a Prepayment Notice given to the Agent by the Borrowers by not later than 11:00 a.m. (Charlotte time), on the third Business Day preceding the date of the proposed prepayment, such notice specifying the Advance to be prepaid and the proposed date of the prepayment, and if such notice is given, the Borrowers shall prepay the outstanding principal amounts of the Eurodollar Loans comprising a Eurodollar Advance in whole (and not in part), together with accrued interest to but excluding the date of such prepayment on the principal amount prepaid; PROVIDED, HOWEVER, that a Eurodollar Advance may only be prepaid on the expiration of the Interest Period applicable thereto. In the case of a Floating Rate Advance, each partial prepayment shall be in an aggregate principal amount not less than $5,000,000.

     2.6 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES. The Borrowers shall select the Type of each Advance and, in the case of a Eurodollar Advance, the Interest Period applicable to such Advance from time to time. The Borrowers shall give the Agent irrevocable notice, in the form attached hereto as EXHIBIT F (a "REVOLVING LOAN BORROWING NOTICE"), not later than 11:00 a.m. (Charlotte time) (i) on the Revolving Loan Borrowing Date for each Floating Rate Advance and (ii) at least three Business Days before the Revolving Loan Borrowing Date for each Eurodollar Advance specifying:

     (a) the Revolving Loan Borrowing Date, which shall be a Business Day, of such Advance;

     (b)       the aggregate amount of such Advance;

     (c)       the Type of such Advance; and

     (d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than the Specified Remittance Time on each Revolving Loan Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans to the Agent in immediately available funds at the relevant Payment Office.
To the extent that the Agent has received funds from the Lenders as specified in the preceding sentence, the Agent will make such funds available to the Borrowers at the relevant Payment Office as promptly as reasonably practicable (but in any event within two hours) following the Specified Remittance Time, it being understood that if the relevant Payment Office is located in Charlotte, the Agent will make the applicable funds available to the Borrowers by depositing such funds to such account as the Borrowers shall from time to time designate in a notice delivered to the Agent executed by an Authorized Officer.

     2.7 CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances or prepaid pursuant to SECTION 2.5 or SECTION 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrowers shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance of such Type for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of SECTION 2.6, the Borrowers may elect from time to time to convert all or any part of an Advance of any Type into the other Type of Advance; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrowers shall give the Agent irrevocable notice in the form of EXHIBIT I hereto (a "CONVERSION/CONTINUATION NOTICE") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Charlotte time)
(i) in the case of a conversion into a Floating Rate Advance on the date of such conversion and (ii) in the case of a conversion into or continuation of a Eurodollar Advance, at least three Business Days before the date of such conversion or continuation specifying:

     (a) the requested date, which shall be a Business Day, of such conversion or continuation;

     (b) the aggregate amount and Type of the Advance which is to be converted or continued; and

     (c) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto. Anything contained herein to the contrary notwithstanding, no more than five Eurodollar Advances shall be outstanding at any time.

     2.8 PAYMENT OF INTEREST ON REVOLVING LOANS AND ADVANCES. Interest accrued on each Floating Rate Advance shall be payable on the last Business Day of each calendar month for the month then ending, the Commitment Termination Date, the date of the reduction to zero of the Aggregate Commitment pursuant to
SECTION 2.10, the date of any repayment of such Floating Rate Advance, and the date of the acceleration of the Obligations pursuant to SECTION 9.1. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest on Eurodollar Advances shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (Charlotte time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.9 CHANGES IN INTEREST RATE, ETC. Subject to SECTION 2.11, each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to
SECTION 2.7 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to SECTION 2.7, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on each Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Commitment Termination Date.

     2.10 FEES, MANDATORY REPAYMENTS AND VOLUNTARY AND MANDATORY REDUCTIONS IN AGGREGATE COMMITMENT.

     (a) FEES. The Borrowers agree, jointly and severally, to pay to the Agent for the account of each Lender a commitment fee of 0.50% per annum on the daily unused portion of such Lender's Commitment from the Closing Date to but excluding the earlier of the Commitment Termination Date and the date of the reduction to zero of the Aggregate Commitment pursuant to this Section 2.10. Such commitment fees shall be payable on the last Business Day of each calendar month for the calendar month then ending, and on the earlier of the Commitment Termination Date and the date of the reduction to zero of the Aggregate Commitment pursuant to this Section 2.10. Commitment fees shall be calculated for actual days elapsed on the basis of a 360 day year. All fees shall be paid on the dates due in immediately available funds to the Agent for the respective accounts of the Agent and the Lenders as provided herein and in the letter agreement dated April 19, 2000 between the Agent and the Company (the "FEE LETTER").

     (b) MANDATORY PREPAYMENTS. The Revolving Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below.

               (i) PREPAYMENTS FROM NET ASSET SALE PROCEEDS. No later than the fifth Business Day following the date of receipt by any Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, the Borrowers shall prepay the Revolving Loans in an aggregate amount equal to the amount of such Net Asset Sale Proceeds.

              (ii) PREPAYMENTS FROM NET INSURANCE/CONDEMNATION PROCEEDS. No later than the fifth Business Day following the date of receipt by the Agent or by any Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, the Borrowers shall prepay the Revolving Loans in an aggregate amount equal to the amount of such Net
     Insurance/Condemnation Proceeds.

             (iii) PREPAYMENTS FROM CASH BALANCES. On the second Business Day of each week, the Borrowers shall prepay outstanding Revolving Loans in an amount equal to the excess of (x) the amount of the Cash Balances of the Borrowers in the Borrower Concentration Account as of the immediately preceding Friday (or, if such day is not a Business Day, the immediately preceding Thursday) over (y) $20,000,000.

              (iv) CALCULATIONS OF NET PROCEEDS AMOUNTS; ADDITIONAL PREPAYMENTS BASED ON SUBSEQUENT CALCULATIONS. Concurrently with any prepayment of the Loans pursuant to SECTIONS 2.10(b)(i)-(iii), the Borrowers shall deliver to the Agent a certificate of an Authorized Officer demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, the applicable Net Tax or Pension Proceeds, or the applicable Cash Balance, as the case may be, that gave rise to such prepayment and/or reduction. In the event that the Borrowers shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrowers shall concurrently therewith deliver to the Agent a certificate of an Authorized Officer demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

     (c) PREPAYMENTS DUE TO REDUCTIONS OR RESTRICTIONS OF AGGREGATE COMMITMENT. The Borrowers shall from time to time prepay the Revolving Loans to the extent necessary (1) so that the Total Utilization of Commitments shall not at any time exceed the Aggregate Commitment then in effect and (2) to give effect to the other limitations set forth in the penultimate sentence of SECTION 2.1.

     (d) ALLOCATION OF PREPAYMENTS AND REDUCTIONS. Any amounts required to be applied as repayments of Revolving Loans under SECTION 2.10(b)(i) - (iii) shall be applied to repay outstanding Revolving Loans to the full extent thereof without permanently reducing the Aggregate Commitment. Any prepayment of the Revolving Loans shall be allocated ratably among the Lenders according to their respective Commitments; it being understood that each Borrower shall be liable pursuant to SECTION 3.4 to indemnify each Lender against any loss or liability which that Lender incurs as a consequence of any prepayment under this SECTION 2.10.

     (e) VOLUNTARY REDUCTIONS OF AGGREGATE COMMITMENT. The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, the amount of the Aggregate Commitment may not be reduced below the sum of the aggregate principal amount of the outstanding Advances and the aggregate outstanding L/C Obligations.

     2.11 RATES APPLICABLE AFTER DEFAULT. Notwithstanding anything to the contrary contained in SECTION 2.6 or 2.7, during the continuance of a Default or Unmatured Default no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default pursuant to SECTION 8.2,
(a) each Eurodollar Advance shall bear interest until paid in full or converted to a Floating Rate Advance at the Eurodollar Rate then applicable to such Advance plus 2.0% per annum, and (b) each Floating Rate Advance shall bear interest until paid in full at a rate per annum equal to the Floating Rate plus 2.0% per annum.

     2.12 METHOD OF PAYMENT. Without limiting the operation of the first sentence of SECTION 2.19.3(b), and without limiting the scope of SECTION 2.17(b), all payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in Dollars in immediately available funds to the Agent at the Payment Office, by the Specified Remittance Time on the date when due and shall be remitted by the Agent to the Lenders according to their respective interests therein. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at such Lender's address specified pursuant to ARTICLE XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized, but is not obligated, to charge the accounts of the Borrowers maintained with First Union into which proceeds of Advances are remitted pursuant to SECTION 2.6 for each payment of interest and fees as it becomes due hereunder, for each payment of principal, in accordance with the applicable Prepayment Notice or when otherwise due and payable in accordance with the terms hereof, and for each payment of Obligations (including Reimbursement Obligations) when due and payable in accordance with the terms hereof.

     2.13 EVIDENCE OF DEBT; TELEPHONIC NOTICES. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrowers to the appropriate Lending Installation of such Lender resulting from each Revolving Loan made by such Lending Installation of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Installation of such Lender from time to time under this Agreement.

     (b) The Agent shall maintain a Register at the request of the Borrowers pursuant to SECTION 13.3.2, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Loan made hereunder, whether such Revolving Loan is, as applicable, a Eurodollar Loan or a Floating Rate Loan, and the Interest Period applicable to any Eurodollar Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender's share thereof.

     (c) The entries made in the Register, accounts and subaccounts maintained pursuant to PARAGRAPHS (a) and (b) of this SECTION 2.13 shall, to the extent permitted by applicable law, be PRIMA FACIE evidence of the existence and amounts of the Obligations of the Borrowers therein recorded; PROVIDED, that the failure of any Lender or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Revolving Loans (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

     (d) The Borrowers hereby authorize the Lenders and the Agent to extend, convert or continue Advances and effect selections of Types of Advances based on telephonic notices made by any person or persons the Agent in good faith believes to be acting on behalf of the Borrowers, PROVIDED that the proceeds of such Advances shall only be credited to such account as the Borrowers shall from time to time designate in a notice delivered to the Agent executed by an Authorized Officer. The Borrowers agree to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent of the relevant telephonic notice shall govern absent manifest error.

     2.14 NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Revolving Loan Borrowing Notice, Conversion/Continuation Notice and prepayment notice received by it hereunder. The Agent will notify the Borrowers and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrowers and each Lender prompt notice of each change in the Alternate Base Rate.

     2.15 LENDING INSTALLATIONS. Each Lender may book its Revolving Loans and its L/C Interest at any one or more Lending Installations selected by such Lender and may change any such Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans and the L/C Interests shall be deemed held by each Lender for the benefit of such Lending Installation. Each

Lender may, by written or telex notice to the Agent and the Borrowers, designate a Lending Installation through which Revolving Loans will be made by it and through which L/C Interests will be held by it and for whose account Revolving Loan payments and L/C Obligation payments are to be made.

     2.16 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrowers or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Revolving Loan or (b) in the case of the Borrowers, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrowers, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (b) in the case of payment by the Borrowers, the interest rate applicable to the relevant Revolving Loan.

     2.17 WITHHOLDING TAX EXEMPTION; GROSS UP. (a) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Company and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to the Borrowers and the Agent two additional copies of such form (or any successor form or related form as may from time to time be required under applicable law) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (b) All payments made by the Borrowers under or in connection with this Agreement shall be made in full, without set-off or counterclaim, and free of and without deduction or withholding for or on account of any present or future tax, duty, assessment, impost, levy or other similar charge, or any penalties, fines or interest thereon (a "RELEVANT TAX") imposed upon TLGI, any Borrower, the Agent, any Lender or the L/C Issuer by the government of Canada (or any Governmental Authority thereof), the government of the United States of America (or any Governmental Authority thereto, or by the government of any other country or jurisdiction (or any Governmental Authority thereof) from or through which payments hereunder are actually made (each a "TAXING JURISDICTION"). The Borrowers, for the benefit of the Agent, the Lenders and the L/C Issuer, agree that in the event any payments made by the Borrowers hereunder or in connection herewith are subject to any deduction or withholding for or on account of any Relevant Tax, the Borrowers, jointly and severally, will pay to the Agent, such Lender or the L/C Issuer such additional amounts as may be necessary in order that the net amounts paid to the Agent, such Lender or the L/C Issuer pursuant to the terms of this Agreement after imposition of any such Relevant Tax (including deductions or withholdings applicable to additional amounts paid under this SECTION 2.17(b)) shall be not less than the amounts specified in this Agreement to be then due and payable, except that no such additional amounts shall be payable hereunder to the Agent, any Lender or the L/C Issuer that is liable for such Relevant Tax in respect of the relevant payment solely by reason of such recipient (a) having a permanent establishment in the Taxing Jurisdiction, (b) being organized under the laws of the Taxing Jurisdiction or any political subdivision thereof, (c) being resident in the Taxing Jurisdiction by virtue of its domicile or place of management being in the Taxing Jurisdiction, or (d) having failed to comply with the terms and conditions of SECTION 2.17(a) applicable to it. If the Agent, any Lender or the L/C Issuer pays any amount in respect of a Relevant Tax, the Borrowers shall, jointly and severally, indemnify the Agent, the Lender or the L/C Issuer, as the case may be, for such payment within 15 days of demand therefor by the Agent, such Lender or the L/C Issuer (in the case of such Lender or the L/C Issuer, made through the Agent).

     2.18 TERMINATION. All unpaid Obligations shall be paid in full by the Borrowers on the Commitment Termination Date; PROVIDED, HOWEVER, that nothing in this SECTION 2.18 shall be construed as limiting or modifying the joint and several obligations of the Borrowers to repay any or all of the outstanding Obligations at any earlier time in accordance with the terms of this Agreement.

     2.19      LETTER OF CREDIT FACILITY.

     2.19.1 LETTERS OF CREDIT Upon receipt of duly executed applications therefor, and such other documents, instruments and agreements as the L/C Issuer may reasonably require, and subject to the provisions of ARTICLE IV, the L/C Issuer shall issue Standby Letters of Credit and Commercial Letters of Credit for account of the Borrowers, on terms as are satisfactory to the L/C Issuer; PROVIDED, HOWEVER, that no Letter of Credit will be issued for the account of the Borrowers by the L/C Issuer if on the date of issuance, before or after taking such Letter of Credit into account (i) the amount of the Advances and the L/C Obligations at such time would exceed the Aggregate Commitment or (ii) the aggregate outstanding amount of the L/C Obligations would exceed the L/C Commitment Amount; PROVIDED, FURTHER, that no Letter of Credit shall be issued unless it has an expiration date that is (1) in the case of a Standby Letter of Credit, no more than one year after the date of issuance of such Letter of Credit (provided that a Standby Letter of Credit, subject to the immediately following, may provide for an annual renewal if such renewal is consented to by the L/C Issuer at the time of issuance and the conditions precedent to the issuance of such Standby Letter of Credit are met at the time of such renewal),
(2) in the case of a Standby Letter of Credit, no later than the date which is five Business Days immediately preceding the Stated Maturity Date, (3) in the case of a Commercial Letter of Credit, no more than 180 days from the date of issuance of such Commercial Letter of Credit, and (4) in the case of a Commercial Letter of Credit, no later than the date which is 10 days immediately preceding the Stated Maturity Date; and PROVIDED, FURTHER, that no Letter of Credit shall be issued in CDN$ or for use in support of an obligation of TLGI or a Canadian Subsidiary unless (x) TLGI or such Canadian

Subsidiary, as the case may be, shall have entered into an agreement to reimburse the applicable L/C Issuer and the Lenders for obligations arising with respect to drawings under such Letter of Credit, (y) the reimbursement obligation of TLGI or such Canadian Subsidiary, as applicable, under such agreement shall be approved by the Canadian Court, and (z) the reimbursement obligation of TLGI or such Canadian Subsidiary, as applicable, under such agreement shall be a priority claim in the Canadian Cases.

     2.19.2 LETTER OF CREDIT PARTICIPATION. Immediately upon issuance of each Letter of Credit by the L/C Issuer hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the L/C Issuer an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrowers in respect thereof, and the liability of the L/C Issuer thereunder (collectively, an "L/C INTEREST") in an amount equal to the amount available for drawing under such Letter of Credit (which amount, in the case of a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange
Rate) multiplied by a fraction having as its numerator, such Lender's Commitment, and as its denominator, the Aggregate Commitment. The L/C Issuer will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under any Letter of Credit. On the Business Day on which the L/C Issuer makes payment of any L/C Draft or, in the case of any other draw on the Letter of Credit, on demand of the L/C Issuer (provided that the Borrowers have not prior thereto made payment therefor and no Floating Rate Advance has been made pursuant to SECTION 2.19.3 with respect thereto), each Lender shall make payment to the Agent, for credit to the L/C Issuer, in immediately available funds in an amount equal to such Lender's ratable share (determined in accordance with the fraction described above) of the amount of such payment or draw (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate). Provided that each Letter of Credit is issued by the L/C Issuer in accordance with the terms of this Agreement, the obligation of each Lender to reimburse the L/C Issuer under this SECTION 2.19.2 shall be unconditional, continuing, irrevocable and absolute and shall not be affected or impaired by, among other things, the occurrence of the Commitment Termination Date or the reduction, suspension or termination (except pursuant to SECTION 2.18) of the Aggregate Commitment or such Lender's Commitment in accordance with the terms of this Agreement. In the event that any Lender fails to make payment to the Agent of any amount due to the L/C Issuer under this SECTION 2.19.2, the Agent shall be entitled to receive for the benefit of the L/C Issuer, and the L/C Issuer shall be entitled to receive, retain and apply against such obligation the principal and interest and other amounts otherwise payable to such Lender hereunder (whether in respect of Revolving Loans, Letters of Credit or otherwise) until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; PROVIDED, HOWEVER, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the L/C Issuer for such amount in accordance with this SECTION 2.19.2.

     2.19.3 REIMBURSEMENT OBLIGATION. (a) The Borrowers agree unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the L/C Issuer and the Lenders, the amount of each L/C Draft or other demand which may be drawn under or pursuant to a Letter of Credit (such obligation of the Borrowers to pay the Agent (for the account of the L/C Issuer and the Lenders) being hereinafter referred to as a "REIMBURSEMENT OBLIGATION" with respect to a Letter of Credit or L/C Draft) (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate). The obligations of the Borrowers under this Agreement and otherwise in respect of Letters of Credit and L/C Drafts shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any Loan Document;

              (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document;

             (iii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the L/C Issuer, the Agent, any Lender, any beneficiary of any Letter of Credit (or any Person for whom any such beneficiary may be acting), or any other Person, whether in connection with this Agreement, any other Loan Document or any unrelated transactions;

              (iv) any statement in any certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

               (v) payment by the L/C Issuer under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit (provided that the L/C Issuer was not grossly negligent in connection therewith); or

              (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

     (b) If the Borrowers at any time fail to repay a Reimbursement Obligation pursuant to this SECTION 2.19.3, the Borrowers shall be deemed to have elected to borrow a Floating Rate Advance from the Lenders, as of the date of the L/C Draft or other demand giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation, the proceeds of which Advance shall be used to repay such Reimbursement Obligation; PROVIDED, HOWEVER, that such Floating Rate Advance shall be deemed to have been borrowed only to the extent that (x) both immediately before and after giving effect thereto, no Default or Unmatured Default under SECTION 8.6 shall have occurred and be continuing, and (y) the Commitment Termination Date (or the date of any earlier termination of the Aggregate Commitment pursuant to this Agreement) shall not have occurred prior thereto. For each Reimbursement Obligation for which a Floating Rate Advance is not deemed to have been borrowed by the Borrowers, each Lender shall be deemed to have automatically purchased and received from the L/C Issuer an undivided interest and participation in and to such Reimbursement Obligation in an amount equal to such Reimbursement Obligation multiplied by a fraction having as its numerator, such Lender's Commitment, and as its denominator, the Aggregate Commitment. If, for any reason, the Borrowers fail to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises, either directly or through a Floating Rate Advance, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to Floating Rate Advances (including, during the continuance of a Default or Unmatured Default, at the rates determined pursuant to SECTION 2.11).

     2.19.4 CASH COLLATERAL. Notwithstanding anything to the contrary herein or in any application for any Letter of Credit, after the occurrence and during the continuance of a Default, the Borrowers shall, upon the demand of the Required Lenders or the Agent at the request of the Required Lenders, deliver to the Agent for the benefit of the L/C Issuer and the Lenders, cash collateral in an amount equal to the aggregate outstanding L/C Obligations. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the L/C Issuer and the Lenders as collateral security for the Borrowers' obligations in respect of this Agreement and the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the L/C Issuer for drawings or payments under or pursuant to the Letters of Credit or L/C Drafts, or if no such reimbursement is required, such amounts shall be applied ratably to the payment of any other unpaid costs, fees, expenses and other Obligations related to the Letters of Credit, any L/C Drafts and such cash collateral account as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section
2.19.4 which are not to be applied to reimburse the L/C Issuer or the Lenders for amounts actually paid or to be paid by the L/C Issuer or the Lenders in respect of the Letters of Credit or L/C Drafts, shall be returned to the Borrowers (after deduction of the Agent's expenses incurred in connection with such cash collateral account). Investment earnings (net of investment losses and any unpaid costs, fees, expenses and other Obligations related to the Letters of Credit, any L/C Drafts and such cash collateral account) on amounts on deposit in the cash collateral account (which investments shall be limited to interest bearing deposit accounts with the Agent) shall be for the account of the Borrowers, and, except at such time as a Default shall have occurred and be continuing, the Agent shall remit any such accrued earnings to the Borrowers no less frequently than quarterly.

     2.19.5 LETTER OF CREDIT FEES. The Borrowers agree to pay (a) to the Agent for the ratable benefit of the Lenders, a letter of credit fee equal to 2.75% per annum on the daily sum of (x) the aggregate outstanding amount of L/C Obligations less (y) the aggregate outstanding amount of Reimbursement Obligations, such fee to be paid in arrears on the last Business Day of each calendar month for the month then ending, and on the Commitment Termination Date, and such fee to be calculated for actual days elapsed on the basis of a 360-day year, and (b) to the Agent for the benefit of the L/C Issuer, as issuing bank, with respect to any Letter of Credit, a fronting fee, payable on the date of issuance of such Letter of Credit, equal to 0.25% of the maximum amount available to be drawn under such Letter of Credit, together with all customary fees and other issuance, amendment, negotiation, presentment and payment expenses and related charges in connection with the issuance, amendment, negotiation, presentation and payment of L/C Drafts, and the like customarily charged by the L/C Issuer with respect to standby letters of credit, payable at the time of invoice of such amounts by the L/C Issuer. Any amount described in this SECTION 2.19.5 which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination

     2.19.6 INDEMNIFICATION, EXONERATION (a) In addition to amounts payable as elsewhere provided in this Agreement, the Borrowers hereby agree, jointly and severally, to protect, indemnify, pay and save harmless the L/C Issuer, each Lender and the Agent from and against any and all liabilities and costs which the L/C Issuer, any Lender or the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the L/C Issuer, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the L/C Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

     (b)       As among the Borrowers, the L/C Issuer, the Lenders and the

Agent, the Borrowers, jointly and severally, assume all risks of the acts and omissions of, or misuse of a Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the letter of credit application and any letter of credit reimbursement agreement submitted or executed by the Borrowers in connection with any Letter of Credit (except to the extent otherwise provided in PARAGRAPH
(E) of this SECTION 2.19.6), the L/C Issuer, the Lenders and the Agent shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon any Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy; telex or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under any Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of the L/C Issuer, the Lenders and the Agent including, without limitation, any Governmental Acts. None of the above shall affect, impair or prevent the vesting of any rights or powers of the L/C Issuer under this SECTION 2.19.6.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the L/C Issuer under or in connection with a Letter of Credit issued on behalf of the Borrowers or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the L/C Issuer, any Lender or the Agent under any resulting liability to the Borrowers or relieve the Borrowers, or any of them, of any of their obligations hereunder to any such Person.

     (d) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Borrowers contained in this SECTION 2.19.6 shall survive the payment in full of principal, interest and all other amounts hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     (e) Notwithstanding anything therein to the contrary, in the event any of the provisions of any letter of credit application or letter of credit reimbursement agreement submitted or executed by the Borrowers in connection with any Letter of Credit conflict with the provisions of this Agreement, the terms of this Agreement shall govern.

     2.19.7 LETTER OF CREDIT CANCELLATION. For all purposes hereunder, including (without limitation) SECTION 2.19.5, a Letter of Credit shall be deemed outstanding until the earlier to occur of (i) the occurrence of the date expressly designated therein as the expiration date for such Letter of Credit and (ii) the physical receipt by the L/C Issuer of such Letter of Credit marked "canceled" accompanied by evidence from the beneficiary thereof satisfactory to the L/C Issuer to such effect.

     2.19.8 ASSUMPTION OF EXISTING LETTERS OF CREDIT. Subject to the terms and conditions and relying upon the representations, warranties and covenants set forth herein, each of the parties hereto agrees that, as of the Closing Date, the letters of credit issued under the Existing DIP Credit Agreement identified on Schedule 2.19.8 hereto are hereby deemed assumed by the Borrowers and restructured as and deemed to be Letters of Credit hereunder.

     2.20      SUPERPRIORITY AND SECURED NATURE OF OBLIGATIONS.

     Upon entry of the Borrowing Order:

     (a) pursuant to Section 364(c)(1) of the Bankruptcy Code, all Obligations under the Loan Documents shall at all times constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 516(c), 517(a), 507(b) and 726 of the
Bankruptcy Code, which claims (and the Liens granted to secure such claims) shall be subordinate only to a carve-out (the "CARVE-OUT") for (x) the payment of professional fees and disbursements allowed by order of the Bankruptcy Court and incurred by the Borrowers (excluding fees and disbursements of "ordinary course" professionals as approved by the U.S. Court), any official committee of unsecured creditors appointed in the Chapter 11 Cases, any disbursements of any member of such committee and any Chapter 7 trustee appointed for the Credit Parties in an aggregate amount not to exceed $10,000,000 and (y) fees payable to the U.S. Trustee pursuant to U.S.C. Section 1930(a)(6) and any fees payable to the clerk of the U.S. Court; and provided further, that no part of the Carve-Out may be used to pay professional fees and expenses incurred (i) to object to or contest, in any manner, or raise any defenses to, or investigate, the validity, perfection, priority or enforceability of the obligations under the Existing Revolver Agreement (the "PREPETITION OBLIGATIONS") or the Liens on the collateral securing the Prepetition Obligations or (ii) to investigate or assert any claims or causes of action against the Agent, the Lenders or the administrative agent or the lenders under such Existing Revolver Agreement. The Lenders agree that the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, provided that the aggregate of any such payments made on or after the occurrence and during the continuance of a Default shall not exceed the Carve-Out, and PROVIDED FURTHER that appropriate applications for U.S. Court approval are made therefor, subject to objection by the Agent or the Lenders, if any, and U.S. Court approval;

     (b) pursuant to Section 364(c)(2) of the Bankruptcy Code, all Obligations under the Loan Documents shall at all times be secured by duly perfected valid, enforceable and nonvoidable first priority Liens on all unencumbered Collateral; and

     (c) pursuant to Section 364(c)(3) of the Bankruptcy Code, all Obligations under the Loan Documents shall be secured by duly perfected valid, enforceable and nonvoidable junior Liens on all Collateral that is subject only to valid, perfected and nonvoidable Liens in existence as of the Petition Date.

     Following the Commitment Termination Date, amounts in the cash collateral account described in SECTION 2.19.4 shall not be subject to the Carve-Out.

     2.21      JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS.

     (a) All Obligations of the Borrowers under the Loan Documents shall be the joint and several Obligations of each Borrower. The Obligations of and the Liens granted by any such Borrower under the Loan Documents shall not be impaired or released by any action or inaction on the part of Agent or any Lender with respect to any other Credit Party, including any action or inaction which would otherwise release a surety.

     (b) In order to provide for just and equitable contribution between the Borrowers if any payment is made by any Borrower (a "FUNDING BORROWER") in discharging any of the Obligations, that Funding Borrower shall be entitled to a contribution from the other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging the Obligations, in the manner and to the extent required to allocate liabilities in an equitable manner among the Borrowers on the basis of the relative benefits received by the Borrowers. If and to the extent that a Funding Borrower makes any payment to any Lender or any other Person in respect of the Obligations, any claim which said Funding Borrower may have against the other Borrowers by reason thereof shall be subject and subordinate to the prior cash payment in full of the Obligations. The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the party to which such contribution is owing. Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the Obligations, limit, release or otherwise impair any rights of Agent or any Lender under the Loan Documents, or alter, limit or impair the obligation of each Borrower, which is absolute and unconditional, to repay the Obligations. The obligation of any Borrower to make any contribution to another Borrower under this SECTION 2.21 shall be deemed a superpriority administration expense obligation of such Borrower arising under Section 503(b) of the Bankruptcy Code and shall be junior in priority only to the Obligations of such Borrower under the Loan Documents.

     2.22      SECURITY INTEREST IN CASH COLLATERAL ACCOUNT. Pursuant to
Section 364(c)(2) of the Bankruptcy Code, the Borrowers hereby assign and pledge to the Agent, for its benefit and for the ratable benefit of the Lenders, and hereby grant to the Agent, for its benefit and for the ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Borrowers' right, title and interest in and to the cash collateral account described in SECTION 2.19.4 and any direct investment of the funds contained therein.

     2.23      NO DISCHARGE; SURVIVAL OF CLAIMS. Each Borrower agrees that
(i) its obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization (and each Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the superpriority claim granted to the Agent and the Lenders pursuant to the Borrowing Order and described in SECTION 2.20 and the Liens granted to the Agent pursuant to the Borrowing Order and described in SECTIONS 2.20 and 2.22 shall not be affected in any manner by the entry of an order confirming a plan of reorganization.

                                   ARTICLE III
                             CHANGE IN CIRCUMSTANCES

     3.1 YIELD PROTECTION. If any change in law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender or the L/C Issuer therewith,

     (a) subjects any Lender or the L/C Issuer or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower or TLGI or any other Person obligated hereunder to any Lender or the L/C Issuer (excluding taxation of the overall net income of any Lender or the L/C Issuer or any applicable Lending Installation or other taxes in lieu of such taxes imposed by the United States or any jurisdiction in which such Lender or the L/C Issuer has its principal office or applicable Lending Installation or is engaged in business), or changes the basis of taxation of payments to any Lender or the L/C Issuer in respect of its Revolving Loan, L/C Interests, L/C Obligations or other amounts due it hereunder; or

     (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with, or for the account of, or credit extended by, any Lender or the L/C Issuer or any applicable Lending Installation, (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances); or

     (c) imposes any other condition the result of which is to increase the cost to any Lender or the L/C Issuer or any applicable Lending Installation of making, funding or maintaining loans or issuing or participating in letters of credit or reduces any amount receivable by any Lender or the L/C Issuer or any applicable Lending Installation in connection with loans or letters of credit, or requires any Lender or the L/C Issuer or any applicable Lending Installation to make any payment calculated by reference to the amount of loans or letters of credit held, or interest received by it, by an amount deemed material by such Lender or the L/C Issuer, as the case may be;

     then, within 15 days of demand by such Lender or the L/C Issuer, the Borrowers shall pay such Lender or the L/C Issuer that portion of such increased expense incurred or reduction in an amount received which such Lender or the L/C Issuer determines is attributable to making, funding and maintaining its Revolving Loans, L/C Interests, the Letters of Credit, the L/C Obligations and its Commitment (and in the case of the L/C Issuer, its commitment to issue Letters of Credit).

     3.2 CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender or the L/C Issuer determines that the amount of capital required or expected to be maintained by such Lender or the L/C Issuer, any Lending Installation of such Lender or any corporation controlling such Lender or the L/C Issuer is increased as a result of a Change (as defined below in this SECTION 3.2), then, within 15 days of demand by such Lender or the L/C Issuer, the Borrowers shall pay such Lender or the L/C Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the L/C Issuer determines is attributable to this Agreement, its Revolving Loans, L/C Interests, the Letters of Credit, the L/C Obligations or its obligation to make Revolving Loans (or in the case of the L/C Issuer, its commitment to issue Letters of Credit) or participate in Letters of Credit hereunder or to issue Letters of Credit (after taking into account such Lender's or the L/C Issuer's or such controlling corporation's policies as to capital adequacy). "CHANGE" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below in this SECTION 3.2) or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the L/C Issuer or any Lending Installation or any corporation controlling any Lender or the L/C Issuer. "RISK-BASED CAPITAL GUIDELINES" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 AVAILABILITY OF TYPES OF ADVANCES. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Eurodollar Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Eurodollar Advance and require any Eurodollar Advances to be prepaid or converted into a Floating Rate Advance.

     3.4 FUNDING INDEMNIFICATION. If (i) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise (including, without limitation, as a result of a mandatory prepayment of a Eurodollar Advance pursuant to SECTION 2.10(b) or (ii) as a result of an assignment of a Lender's Commitment and its outstanding Revolving Loans and L/C Interest by operation of SECTION 3.5, a Eurodollar Advance made by the assigning Lender is assigned on a date which is not the last day of the applicable Interest Period, or (iii) a Eurodollar Advance is not made, continued or converted on the date specified by the Borrowers for any reason other than default by the Lenders, or
(iv) an optional prepayment, notice of which has been given in accordance with
SECTION 2.5, is not made on the date specified therefor in such notice, the Borrowers will, jointly and severally, indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance, or in liquidating or terminating prior to scheduled maturity any foreign exchange contracts, currency swaps or other similar hedging arrangements entered into in connection with the Eurodollar Advance.

     3.5 MITIGATION; LENDER STATEMENTS; SURVIVAL OF INDEMNITY. (a) To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under SECTIONS 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under SECTION 3.3, so long as such designation is rate disadvantageous to such Lender. If the obligation of the Lenders to make Eurodollar Advances has been suspended pursuant to SECTION 3.3, as a consequence of a determination by any Lender that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law or any Lender has demanded compensation under SECTION 3.1 or 3.2, the Borrowers may elect (i) subject to SECTION 3.4, to prepay any outstanding Advances to the extent necessary to mitigate its liability under SECTION 3.1 or 3.2, (ii) to terminate the applicable Lender's Commitment hereunder or (iii) to require the applicable Lender to assign its outstanding Revolving Loans, L/C Interests and Commitment hereunder to another financial institution designated by the Borrowers and reasonably acceptable to the Agent; PROVIDED, HOWEVER, that the Borrowers may make the elections described in the foregoing CLAUSES (i) and
(ii) only at such times as no Default or Unmatured Default shall have occurred and be continuing. The obligation of a Lender to assign its rights and obligations hereunder or terminate its Commitment hereunder as contemplated by this SECTION 3.5(a) is subject to the requirements that (x) all amounts owing to that Lender under the Loan Documents (including, without limitation, pursuant to SECTION 3.4 are paid in full upon the completion of such assignment or prior to such termination and (y) any assignment is effected in accordance with the terms of SECTION 13.3 and on terms otherwise satisfactory to that Lender.

     (b) Each Lender or the L/C Issuer, as the case may be, shall deliver a written statement of such Person as to the amount due, if any, under SECTION 3.1, 3.2 or

3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Person determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded such Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Eurodollar Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrowers of the written statement. The obligations of the Borrowers under SECTIONS 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

     The effectiveness of this Agreement is subject to the satisfaction of the conditions precedent set forth below in SECTION 4.1.

     4.1 CLOSING DATE ADVANCES AND LETTERS OF CREDIT. The Lenders shall be obligated (subject to SECTION 4.2) to make Advances and purchase participations in the Letters of Credit hereunder on the Closing Date, and the L/C Issuer shall be obligated (subject to SECTION 4.2) to issue Letters of Credit hereunder on the Closing Date, only after the Agent shall have received from the Borrowers, with sufficient copies for the Agent and each of the Lenders, each of the following items in form and substance satisfactory to the
Agent:

     (a) to the extent not already provided to the Existing Agent in connection with the Existing DIP Credit Agreement, copies of the articles of incorporation or comparable constitutive documents of each Borrower, together with all amendments, certified by the appropriate governmental officer in the relevant jurisdiction of organization as of a recent date prior to the Closing Date, and certified by the Secretary, Assistant Secretary or other appropriate officer or director of it as of the Closing Date, and, to the extent applicable and not already provided to the Existing Agent in connection with the Existing DIP Credit Agreement, a certificate of good standing for each Borrower, in each case certified by the appropriate governmental officer in the relevant jurisdiction of organization as of a recent date prior to the Closing Date;

     (b) to the extent not already provided to the Existing Agent in connection with the Existing DIP Credit Agreement, copies of the by-laws (or any comparable constitutive laws, rules or regulations) of each Borrower as in effect on the Closing Date certified by the Secretary, Assistant Secretary or other appropriate officer or director of it;

     (c) copies, certified as of the Closing Date by the Secretary, Assistant Secretary or other appropriate officer or director of each of TLGI and each Borrower, of its board of directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution and performance of the relevant Loan Documents;

     (d) to the extent not previously provided to the Existing Agent in connection with the Existing DIP Credit Agreement, incumbency certificates, dated as of the Closing Date, executed by the Secretary or Assistant Secretary or other appropriate officer or director of each Borrower, which shall identify by name and title and bear the signature of the officers of each Borrower authorized to sign the relevant Loan Documents and to make borrowings and apply for Letters of Credit hereunder, as applicable, upon which certificates the Agent, the Lenders and the L/C Issuer shall be entitled to rely until informed of any change in writing by TLGI or the Borrowers, as applicable;

     (e) a copy of the Borrowing Order, which shall have been entered by the U.S. Court;

     (f) payment and satisfaction in full of all outstanding obligations under the Existing DIP Credit Agreement and termination of the Existing DIP Credit Agreement;

     (g) a certificate, signed by the Chief Financial Officer, stating that on the date hereof and the Closing Date no Default or Unmatured Default has occurred and is continuing;

     (h) an opinion of Jones, Day, Reavis & Pogue, United States counsel to the Borrowers, and an opinion of British Columbia counsel to TLGI satisfactory to the Agent, regarding the matters set forth on EXHIBIT B and such other matters as the Agent shall reasonably request;

     (i) this Agreement, the Notes and the Collateral Documents, duly executed by the applicable Credit Parties; and

     (j) since December 31, 1999, no Material Adverse Effect (in the sole and reasonable opinion of the Agent) shall have occurred, other than the continuance of the Chapter 11 Cases and the Canadian Cases.

     (k) such other documents or information as the Agent or its counsel may reasonably request.

     Notwithstanding anything herein to the contrary, it is understood and agreed that the documents and information described in Section 7.34 shall be delivered after the Closing Date in accordance with Section 7.34. Each Lender, by delivering its signature page to this Agreement and funding its initial Loans, if any, on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved (as long as substantially in the form delivered to the Lenders, including any changed pages thereto delivered to the Lenders), each Loan Document and each other document required to be approved or consented to by the Required Lenders or the Lenders, as applicable, under this SECTION 4.1.

     4.2 EACH ADVANCE AND LETTER OF CREDIT. The Lenders shall not be required to make any Advance or purchase participations in any Letter of Credit, and L/C Issuer shall not be required to issue any Letter of Credit hereunder, unless on the applicable Revolving Loan Borrowing Date or date for issuance of such Letter of Credit (as applicable):

     (a)       there exists no Default or Unmatured Default;

     (b) the representations and warranties contained in ARTICLE VI hereof and in the Collateral Documents are true and correct as of such Revolving Loan Borrowing Date or date for issuance of such Letter of Credit (as applicable) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;

     (c) after giving effect to such Advance or the issuance of such Letter of Credit, the aggregate principal amount of Revolving Loans outstanding after giving effect to such Advance or issuance shall not exceed by more than $20,000,000 the aggregate principal amount of Revolving Loans outstanding as of any date after the Closing Date which is less than 30 days prior to the date of such Advance or issuance;

     (d) no order, judgment or decree of any court (including, without limitation, the U.S. Court or the Canadian Court), arbitrator or governmental authority shall purport to enjoin or restrain such Lender from making the Advance to be made by it on that date;

     (e) the making of the Advance requested on such date shall not violate any law including, without limitation, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

     (f) there shall not be pending or, to the Borrowers' knowledge, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrowers or any property of the Borrowers that has not been disclosed by the Borrowers in writing pursuant to SECTION 6.7 or SECTION 7.1(h) prior to the making of the last preceding Advances (or, in the case of the initial Advances, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of the Agent or of the Required Lenders, would reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Advances hereunder.

               Each Revolving Loan Borrowing Notice with respect to an Advance and application with respect to a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in SECTIONS 4.2(a), (b), (c), (d) and (e) have been satisfied.

                        ARTICLE V [INTENTIONALLY OMITTED]

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

     Each of TLGI and, with respect to itself and its Subsidiaries, each Borrower represents and warrants to the Lenders and the L/C Issuer that:

     6.1 EXISTENCE AND STANDING. Each of TLGI, each Borrower and the other Subsidiaries is a corporation, limited partnership or limited liability company duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and, subject to compliance with any applicable provisions of the Bankruptcy Code, has all requisite authority to conduct its business in each jurisdiction wherein such qualification is required, except to the extent that, in the case of any Subsidiary other than any Borrower, the failure to be in good standing or authorized to conduct business in any jurisdiction could not, when taken together with all similar failures by such Subsidiary and each other Subsidiary, reasonably be expected to have a Material Adverse Effect. Each of TLGI and each Borrower is in compliance with its constitutive documents and all applicable orders of the U.S. Court and the Canadian Court.

     6.2 AUTHORIZATION AND VALIDITY. Each Credit Party has the corporate, limited partnership or limited liability company power and authority and legal right to execute and deliver the Loan Documents to which it is party and to perform its obligations thereunder. The execution and delivery by each Credit Party of the Loan Documents to which it is party and the performance of its obligations thereunder have been duly authorized by proper corporate, limited partnership or limited liability company proceedings and have been or by the Closing Date will be duly authorized by the U.S. Court and the Canadian Court, and each Loan Document to which each Credit Party constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.

     6.3 NO CONFLICT, GOVERNMENT CONSENT. Neither the execution and delivery by each Credit Party of the Loan Documents to which it is party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on TLGI, any Borrower or any Subsidiary or TLGI's, any Borrower's or any Subsidiary's articles of incorporation or by-laws or comparable constitutive documents, any applicable order of the U.S. Court or the Canadian Court or the provisions of any indenture, instrument or agreement to which TLGI, any Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of TLGI, any Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, except for consents, approvals, authorizations and filings or applicable orders of the U.S. Court and the Canadian Court which have already been duly obtained and made and which remain valid and in full force and effect.

     6.4 FINANCIAL STATEMENTS. Each of (a) the December 31, 1999, consolidated financial statements of TLGI and its Subsidiaries and (b) the December 31, 1999, consolidated financial statements of the Borrowers and their Subsidiaries, heretofore delivered to the Lenders, were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of TLGI and its Subsidiaries and of the Borrowers and its Subsidiaries, respectively, at the date thereof and the consolidated results of their respective operations for the period then ended.

     6.5 MATERIAL ADVERSE CHANGE. Since December 31, 1999, there has been no change in the business, Property, prospects, financial condition or results of operations of TLGI and its Subsidiaries (taken as a whole) or of the Borrowers and their Subsidiaries (taken as a whole) which could reasonably be expected to have a Material Adverse Effect, other than the commencement of the Chapter 11 Cases and the Canadian Cases.

     6.6 TAXES. All income tax returns required to be filed by TLGI, any Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, all such tax returns have been prepared in accordance with applicable laws and all taxes, assessments, fees and other governmental charges upon TLGI, any Borrower or any Subsidiary or upon any of their respective properties, income or franchises which are shown on such returns have been paid. For all taxable years ending on or before December 31, 1999, either (i) the United States Federal income tax liability of TLGI, each Borrower and the other Subsidiaries has been satisfied and the period of limitations on assessment of additional United States Federal income tax has expired or TLGI, such Borrower or the applicable other Subsidiary has entered into an agreement with the United States Internal Revenue Service closing conclusively the total tax liability for the taxable year or (ii) none of TLGI, the Borrowers and the other Subsidiaries knows of any proposed additional tax


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

assessment against it or any of them for which adequate provision has not been made on its or their accounts, and no material controversy in respect of additional income or other taxes due or claimed to be due to any Governmental Authority is pending or to the knowledge of TLGI, any Borrower or the other Subsidiaries threatened, other than audits by governmental taxing authorities occurring in the ordinary course of business. The charges, accruals and reserves on the books of TLGI, each Borrower and the other Subsidiaries in respect of any taxes or other governmental charges are adequate.

     6.7       LITIGATION AND CONTINGENT LIABILITIES. Except as set forth on
SCHEDULE 6.7 hereto (but only to the extent described thereon), there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting TLGI, any Borrower or any other Subsidiary which could have a Material Adverse Effect, or for which there is a reasonable likelihood that TLGI, any Borrower or any other Subsidiary would make a payment, whether in settlement or otherwise, in excess of $1,000,000. Other than any liability incident to such litigation, arbitration or proceedings, none of TLGI, the Borrowers or any other Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements referred to in SECTION 6.4.

     6.8 SUBSIDIARIES; PLEDGE OF STOCK. SCHEDULE 6.8 hereto, together with the most recent update, if any, delivered pursuant to SECTION 7.1(k), contains an accurate list of all of the Subsidiaries (except for inactive Subsidiaries with immaterial assets and liabilities) of each of TLGI and each Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by TLGI, the Borrowers or other Subsidiaries. All of the issued and outstanding shares of capital stock of the Subsidiaries of TLGI and each Borrower listed on SCHEDULE 6.8 hereto, together with the most recent update, if any, delivered pursuant to SECTION 7.1(k) have been duly authorized and issued and are fully paid and non-assessable and have been duly and validly pledged under the Collateral Documents and delivered to Bankers Trust Company, as collateral agent under, and pursuant to the terms of, the Collateral Trust Agreement. All Subsidiaries of each Borrower (other than the Insurance Companies and (to the extent permitted not to so execute such documents) those Subsidiaries specifically identified as not being Borrowers on SCHEDULE 6.8) have executed and delivered this Agreement and each other Loan Document to which any Borrower is a party as a "Borrower" hereunder and thereunder, and each U.S. Subsidiary of TLGI which is party to the Collateral Trust Agreement is a Borrower hereunder.

     6.9 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither TLGI, the Borrowers nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, none of TLGI, the Borrowers nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. No contribution failure has occurred with respect to any Single Employer Plan sufficient to give rise to a lien under section 302(f) of ERISA. Each Canadian Plan is registered under, and is in compliance with, the Income Tax Act (Canada), applicable provincial pensions legislation and all other applicable requirements of law and regulations and all reports, returns and filings required to be made thereunder have been made. The Canadian Plans have been at all times administered in accordance with their terms and the provisions of all applicable requirements of law and regulations. There are no unfunded liabilities under the Canadian Plans and, without limiting the generality of the foregoing, there is no going concern unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency. Neither TLGI nor any Subsidiary has received any payment of surplus from any of the Canadian Plans, other than payments received after January 1, 1988 with the approval of all necessary pension regulatory and taxation authorities.

     6.10 ACCURACY OF INFORMATION. No written information, exhibit or report prepared and furnished by TLGI, any Borrower or any other Subsidiary to the Agent, any Lender or the L/C Issuer in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     6.11 REGULATION U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of TLGI, the Borrowers and other Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder or under any other Loan Document. None of the execution, delivery and performance of this Agreement and the other Loan Documents by the Borrowers will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     6.12 MATERIAL AGREEMENTS. None of TLGI, the Borrowers or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

     6.13 COMPLIANCE WITH LAWS. TLGI, each Borrower and the other Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property the failure with which to comply could have a Material Adverse Effect. None of TLGI, the Borrowers or any Subsidiary has received any notice to the effect that, or is otherwise aware that, its operations are not in material compliance with any of the requirements of applicable Environmental Laws or the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect, and no event or condition has occurred or is occurring with respect to TLGI, the Borrowers or any Subsidiaries relating to any Environmental Law, any Release or any Hazardous Materials Activity which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     6.14 OWNERSHIP OF PROPERTIES. Except as set forth on SCHEDULE 6.14 hereto, on the date of this Agreement, each of TLGI, each Borrower and each other Subsidiary has good title, free of all Liens other than those permitted by
SECTION 7.20, to all of the Property and assets reflected as owned by it in the financial statements delivered from time to time pursuant hereto. As of the Closing Date, SCHEDULE 6.14 annexed hereto contains a true, accurate and complete list of (i) all fee properties of the Borrowers and their Subsidiaries and (ii) all leasehold interests of any Borrower or Subsidiary of any Borrower as lessee under any lease of real property, and indicates which of the properties set forth on such Schedule are subject to existing perfected Liens under a written security instrument (whether designated as a deed of trust or a mortgage or by any similar title). The aggregate principal amount of Indebtedness secured by Liens under written security agreements or instruments
(x) encumbering real property assets listed in SCHEDULE 6.14 and (y) any other Property of the Borrowers (other than the collateral securing the Existing Credit Agreements, if any) does not exceed $100,000,000.

     6.15 INVESTMENT COMPANY ACT. None of TLGI, the Borrowers or any other Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     6.16 PUBLIC UTILITY HOLDING COMPANY ACT. None of TLGI, the Borrowers or any other Subsidiary is a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or is subject to regulation under any other U.S. or Canadian federal, provincial or state statute or regulation (other than the Bankruptcy Code and the CCAA) which in any case limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

     6.17 POST-RETIREMENT BENEFITS. The present value of the expected cost of post-retirement medical and insurance benefits payable by TLGI, the Borrowers and the other Subsidiaries to their employees and former employees, as estimated by TLGI in accordance with procedures and assumptions specified by the Required Lenders, or in the absence of such specification, deemed prudent and reasonable by TLGI, does not exceed $1,000,000.

     6.18 NEGATIVE PLEDGE. None of TLGI, the Borrowers nor any Subsidiary of TLGI or any Borrower is party to any postpetition contract or other arrangement under the terms of which TLGI, such Borrower or any such Subsidiary is restricted from (i) performing its respective obligations under the Collateral Documents or any other Loan Document to which it is a party or (ii) providing a guaranty to the Agent, the Lenders or the L/C Issuer.

     6.19 RESTRICTIONS ON TRANSFER. There are no restrictions on any Borrower which prohibit or otherwise restrict the transfer of cash or other assets from one to another, other than prohibitions or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law (including the Bankruptcy Code and any applicable order of the U.S. Court), (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, and (iv) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by SECTION 7.20 (each of which documents or instruments is set forth on, and each of which documents and instruments is described on, SCHEDULE 6.19 annexed hereto); provided that (x) such prohibitions or restrictions set forth in CLAUSES (iii) or (iv) only apply to the extent enforceable under the Bankruptcy Code and the applicable orders of the U.S. Court.

     6.20 CHAPTER 11 CASES AND CANADIAN CASES. The Chapter 11 Cases were commenced on the Petition Date in accordance with Applicable Law and all notice thereof as required by Applicable Law has been given. The Canadian Cases were commenced on the Petition Date in accordance with Applicable Law.

     6.21 CASH MANAGEMENT SYSTEM. The summary of the Borrowers' cash management system attached hereto as SCHEDULE 6.21 is accurate and complete in all material respects as of the Closing Date and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Borrower nor any of its Subsidiaries owns any Deposit Account which is not described in SCHEDULE 6.21 or otherwise permitted pursuant to SECTION 7.10. There has been no change to the cash management system (other than as permitted by SECTION 7.10) since the Closing Date except such changes as have been disclosed to the Agent in writing and approved by the Agent.

     6.22 ARTICLES OF INCORPORATION, ETC. There have been no material amendments to the articles of incorporation, by-laws, certificates of good standing or incumbency certificates of TLGI or any Borrower delivered to the Existing Agent under the Existing DIP Credit Agreement.

                                   ARTICLE VII
                                    COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing, TLGI and each Borrower shall perform, and cause to be performed, the following:

     7.1 REPORTING REQUIREMENTS. TLGI and the Borrowers will maintain, and cause each other Subsidiary to maintain, a system of accounting established and administered in accordance with GAAP (subject, in the case of TLGI, to the review and reporting of the Monitor in accordance with the CCAA Orders), and will furnish or cause to be furnished to the Lenders:

     (a) not later than Friday of each week after the Closing Date, a flash report in form and substance reasonably satisfactory to the Agent;

     (b) as soon as possible and in any event within 30 days after the end of each calendar month, (i) a report in form and substance reasonably satisfactory to the Agent that contains the following information and calculations: monthly income statement, operating statements and other internally generated analyses prepared on a monthly basis, including management discussion and analysis of significant variances, (ii) an update on all covenant calculations as of the most recent date applicable to such calculations under this Agreement, together with a report on all payment and expenditure limitations in this Agreement (whether or not such limitations are measured for a time period ending on or about the applicable time period), and (iii) a certificate of an Authorized Officer (together with supporting statements and calculations) certifying and evidencing that the Borrowers have complied with
Section 2.10(b), together with a detailed report with respect to all pending Asset Sales and a list of all Asset Sales consummated during the preceding month;

     (c) (i) as soon as available and in any event within 105 days after the close of each of TLGI's fiscal years, (x) together with an unqualified (except qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by TLGI's independent chartered accountants or independent public accountants and qualifications as may relate to the financial circumstances of TLGI and its Subsidiaries related to the Chapter 11 Cases and the Canadian Cases) audit report certified by independent chartered accountants or independent public accountants, acceptable to the Lenders, consolidated financial statements of TLGI prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related statements of profit and loss, retained earnings and changes in financial position, accompanied by a review engagement report of said accountants in accordance with the standards of Section 8600 of the CICA Handbook stating that, in connection with the foregoing, they have obtained no knowledge of any failure of TLGI or its Subsidiaries to comply with the requirements specified in each of SECTIONS 7.12 through 7.23, or if, in the opinion of such accountants, TLGI or any of its Subsidiaries has failed to comply with the requirements specified in any such Section, stating the nature and status of such failure, and (y) consolidating financial statements of TLGI certified by the Chief Financial Officer that separately present TLGI's Canadian operations, United States operations and other material financial operations prepared in accordance with Agreement Accounting Principles, including balance sheets as of the end of such period, and related statements of profit and loss, retained earnings and changes in financial position; and (ii) within 180 days after the close of each of TLGI's fiscal years, the management letter prepared by the applicable accountants in connection with the financial statements for such fiscal year delivered pursuant to the foregoing CLAUSE (i)(x);

     (d) as soon as available and in any event within 50 days after the close of each of the first three quarterly periods of each of TLGI's fiscal years, for TLGI and its Subsidiaries, consolidated unaudited balance sheets as at the close of such period and consolidated statements of profit and loss, retained earnings and changes in financial position for the period from the beginning of such fiscal year to the end of such period, all certified by the Chief Financial Officer;

     (e) together with the financial statements required pursuant to the foregoing CLAUSES (b), (c) and (d), a compliance certificate in substantially the form of EXHIBIT C hereto signed by the Chief Financial Officer showing in reasonable detail the calculations necessary to determine compliance with this Agreement, stating that no Default or Unmatured Default exists or if any Default or Unmatured Default exists, stating the nature and status thereof, and otherwise providing the information required thereby;

     (f) within 270 days after the close of each fiscal year of TLGI, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

     (g) as soon as possible and in any event within ten days after TLGI or any Borrower knows that any Reportable Event has occurred with respect to any Plan or that a withdrawal has occurred from any Multiemployer Plan, the occurrence of either of which may reasonably be expected to give rise to a Material Adverse Effect, or that a contribution failure has occurred with respect to any Single Employer Plan sufficient to give rise to a lien under section 302(f) of ERISA, a statement, signed by the Chief Financial Officer, describing said Reportable Event or contribution failure and the action which TLGI and the Borrowers propose to take with respect thereto;

     (h) as soon as possible and in any event within 30 days after receipt by TLGI or any of its Subsidiaries, a copy of (i) any notice or claim to the effect that TLGI or any of its Subsidiaries is or may reasonably be expected to be liable for $1,000,000 or more of potential liability (when aggregated with other similar potential liability) to any Person as a result of a Release by TLGI, any of its Subsidiaries or any other Person and (ii) any notice alleging any violation of any Environmental Laws by TLGI or any of its Subsidiaries, which violation could reasonably be expected to give rise to a Material Adverse Effect;

     (i) promptly upon the furnishing thereof to the shareholders of TLGI, copies of all financial statements, reports and proxy statements so furnished, and promptly upon the furnishing thereof to any official committee of unsecured creditors or any similar committee which shall be constituted under the Collateral Trust Agreement or in respect of any other Prepetition Indebtedness, copies of any reports, financial statements, notices or other information so furnished;

     (j) promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by TLGI or any Borrower to stockholders generally (excluding those statements, reports and notices sent by any Borrower to TLGI which are not sent to TLGI solely in its capacity as a stockholder) and of each regular report and any registration statement or prospectus filed by TLGI, any Borrower or any other Subsidiary with the Ontario Securities Commission, the Toronto Stock Exchange, the British Columbia Securities Commission, the United States Securities and Exchange Commission or any successor agency to any of the foregoing or any other

Canadian or United States federal or state or provincial securities exchange or securities trading system or with any United States or Canadian national stock exchange and one copy of each periodic report filed by TLGI with any Canadian regulatory authority, in all cases without duplication; PROVIDED, HOWEVER, that neither TLGI nor any of the Borrowers shall be obligated to provide to the Lenders routine reports which are required to be provided to any of the above-listed entities concerning the management of employee benefit plans, including, without limitation, stock purchases or the exercise of stock options made under any such employee benefit plan;

     (k)       together with the financial statements delivered pursuant to
SECTION 7.1(c), a current list of all of the Subsidiaries of each of TLGI and each Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by TLGI, each Borrower and the other Subsidiaries;

     (l) promptly after the same is available, all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of TLGI or by or on behalf of any Canadian Subsidiary or by the Monitor or by or on behalf of any Borrower with the U.S. Court or the United States Trustee in the Chapter 11 Cases or with the Canadian Court or distributed by or on behalf of TLGI or any of its Subsidiaries to any official committee appointed in the Chapter 11 Cases or any committee of creditors constituted in Canadian Cases under the CCAA Orders and without limiting the generality of the foregoing, the Borrowers and TLGI shall promptly deliver to, and discuss with, Agent and its counsel any and all information and developments in connection with any proposed Asset Sale, including, without limitation, any letters of intent, commitment letters or engagement letters received by TLGI or any of its Subsidiaries and any other event or condition which is reasonably likely to have a material effect on TLGI or any of its Subsidiaries or the Chapter 11 Cases or the Canadian Cases, including, without limitation, the progress of any disclosure statement or any proposed Chapter 11 plan of reorganization, any proposed CCAA Plan and any proposed BCCA Plan;

     (m) promptly upon becoming aware thereof, notice of (i) the effectiveness after the Closing Date of any law, governmental rule, regulation or order binding on TLGI or any of its Subsidiaries, or any change or modification therein or in the interpretation, administration or application thereof, or (ii) the cancellation, termination, rescission, revocation, suspension, impairment, or denial of renewal or other material modification of any license, authorization or permit of TLGI or any of its Subsidiaries, or
(iii) the renewal, on terms different from the terms of the license, authorization or permit so renewed, of any license, authorization or permit of TLGI or any of its Subsidiaries, which in any case described in clause (i), (ii) and/or (iii), individually or in the aggregate, could reasonably be expected to materially adversely affect the economic or commercial value or usefulness of the Borrower's licenses, permits and authorizations in any State of the United States or province of Canada or materially impede the transfer of cash generated through operations of any Borrower from one State of the United States or province of Canada to another such State or province through the cash management system described on SCHEDULE 6.21; and

     (n) promptly, such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

     7.2 USE OF PROCEEDS. The Borrowers will use the proceeds of the Advances (i) on or about the Closing Date, to satisfy in full all outstanding obligations with respect to the Existing DIP Credit Agreement, and (ii) on and after the Closing Date, for the Borrowers' general corporate and working capital purposes (including, without limitation, the payment of fees and expenses payable under SECTION 10.7) which shall include the making of payments pursuant to the Overhead Allocation Agreement to TLGI for the payment of general and administrative expenses and restructuring costs associated with the Chapter 11 Cases and the Canadian Cases. It is understood and agreed that TLGI and the Borrowers shall not permit the proceeds of Advances to be advanced, loaned, contributed or otherwise forwarded to any Person that is not a Borrower, except as set forth in this SECTION 7.2. No Borrower will, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

     7.3 NOTICES OF DEFAULT, LITIGATION, ETC. TLGI and the Borrowers will give notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default, (b) any payment, or any group of payments (whether or not related), whether in settlement or otherwise, in excess of $500,000, which at any time are expected to be made at or after such time by TLGI, any Borrower or any Subsidiary in connection with any litigation, arbitrations, governmental investigations, proceedings or inquiries, whether individually or in the aggregate (it being understood that TLGI and the Borrowers, in lieu of separately identifying each such expected payment, may group such payments to the extent deemed necessary to protect confidentiality), (c) any development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, and (d) any change in the practices and procedures of TLGI and any Borrower in effect on the date of this Agreement regarding acquisitions and litigation (which practices and procedures have been described prior to the date of this Agreement by representatives of TLGI and any Borrower to the Agent and the Lenders) which notice, in each of the foregoing cases, shall be given promptly and in any event within five Business Days after TLGI, any Borrower or the relevant Subsidiary becomes aware of the Default, Unmatured Default, payment, development, determination or change. Together with the financial statements delivered pursuant to SECTIONS 7.1(b), (c) and (d), TLGI and the Borrowers shall provide to the Agent (with sufficient copies for each Lender) a report, prepared as of the last day of each calendar quarter, (x) for all litigation, arbitrations, governmental investigations and proceedings pending or, to the knowledge of any Authorized Officer, threatened against or affecting TLGI, any Borrower or any other Subsidiary for which the claim or matter involves an amount in excess of $500,000, briefly summarizing the matter (including whether resolution of the matter could come before a jury), identifying the relief sought and the amount of the claim, and specifying whether the claim is covered by insurance and (y) identifying in reasonable detail each payment in excess of $250,000 made during such calendar quarter, or expected to be made thereafter, in settlement of, or otherwise in satisfaction of, any litigation, arbitrations, governmental investigations, proceedings or inquiries. TLGI and the Borrowers agree to discuss with the Agent and the Lenders, upon the request of the Agent or any Lender, the status of any litigation, arbitrations, governmental investigations, proceedings and inquiries and any settlements thereof.

     7.4 CONDUCT OF BUSINESS. TLGI and each Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the date of this Agreement and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business requires it to be so authorized. Nothing in this SECTION 7.4 shall prohibit any merger, amalgamation, or consolidation which is permitted by SECTION 7.14. TLGI and each Borrower shall also pay their respective post-Petition Date accounts payable in accordance with ordinary trade terms.

     7.5 TAXES. Except as prohibited by the Borrowing Order, this Agreement, the Bankruptcy Code, the CCAA Orders or any other applicable order of the U.S. Court or Canadian Court, TLGI and each Borrower will, and will cause each respective Subsidiary of it to, pay when due all post-Petition Date taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

     7.6 INSURANCE. TLGI and each Borrower will, and will cause each respective Subsidiary of it to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is customary in the industries in which TLGI, such Borrower and such Subsidiaries are engaged and which is consistent with sound business practice; PROVIDED, HOWEVER, that, in any event, TLGI and each Borrower will maintain, and cause each respective Subsidiary of it to maintain, at all times insurance which, in the aggregate, is not materially less comprehensive in scope and policy amount than the insurance maintained by them collectively as of the date hereof. TLGI and each Borrower will furnish to any Lender upon request from time to time full information as to the insurance carried.

     7.7 COMPLIANCE WITH LAWS. TLGI and each Borrower will, and will cause each respective Subsidiary of it to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Properties may be subject. Without limiting the foregoing, TLGI and each Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by TLGI, the Borrowers or their Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against TLGI, the Borrowers or any of their Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     7.8 MAINTENANCE OF PROPERTIES. TLGI and each Borrower will, and will cause each respective Subsidiary of it to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     7.9 INSPECTION. TLGI and each Borrower will, and will cause each respective Subsidiary of it to, permit the Agent and any or each Lender, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of TLGI, such Borrower and each such Subsidiary, to examine and make copies of the books of accounts and other financial records of TLGI, such Borrower and each such Subsidiary, and to discuss the affairs, finances and accounts of TLGI, such Borrower and each such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or such Lender may designate. Without limiting the foregoing, each of TLGI and each Borrower agrees that upon reasonable notice and during business hours, (a) it will provide access for informational purposes to senior management of TLGI and the Borrowers to the Agent and the Lenders, and
(b) it will provide access to the Agent and its agents and representatives for the purposes of reviewing and assessing the nature and value of the Collateral.

     7.10 CASH MANAGEMENT SYSTEM. (a) The Borrowers have established concentration accounts (together, the "BORROWER CONCENTRATION ACCOUNT") at Bank One, N.A. and First Union which receive all transfers and payments from the cash management system described in Schedule 6.21. The Borrowers shall maintain the Borrower Concentration Account and cash management system as described in
SCHEDULE 6.21; PROVIDED that each Borrower may open and close Deposit Accounts and make other changes to such cash management system in the ordinary course of business upon prior written notice to the Agent and as long as (i) no Default or Unmatured Default has occurred and is continuing or would result therefrom and
(ii) such changes, either individually or in the aggregate, are not adverse to either the Agent or any Lender (in its capacity as a Lender) or impair any rights of the Agent under the Collateral Documents. Anything herein to the contrary notwithstanding, such cash management system shall provide (x) that amounts at any time held in Deposit Accounts (other than the Concentration Account) of the Borrowers and their Subsidiaries shall only be in respect of requirements of the applicable depository institutions or requirements of regulatory practice, and (y) that Cash Balances held in the Borrower Concentration Account shall be paid automatically to the Agent, on a weekly basis, in accordance with, and to the extent required by, SECTION 2.10(b)(iii). In the event that the Borrowers are prohibited in any State by regulatory requirements from transferring amounts held in Deposit Accounts (other than the Concentration Account) of the Borrowers and their Subsidiaries to the Concentration Account, the Borrowers will promptly (a) establish and maintain additional concentration accounts and disbursement accounts (each being a "STATE CONCENTRATION ACCOUNT" or a "STATE DISBURSEMENT ACCOUNT", as the case may be) in such State with the Agent, a Lender or other financial institution acceptable to the Agent, (b) enter into arrangements to transfer on a weekly or other basis acceptable to the Agent all amounts held in Deposit Accounts (other than concentration accounts) in such State to such State Concentration Accounts, and
(c) enter into arrangements satisfactory to the Agent so that disbursements in such State will be made only from such State Disbursement Accounts.

     (b) TLGI and each Canadian Subsidiary shall maintain the cash management system as described in SCHEDULE 6.21; PROVIDED that TLGI and each Canadian Subsidiary may open and close Deposit Accounts and make other changes to such cash management system in the ordinary course of business upon prior written notice to the Agent and as long as (i) no Default or Unmatured Default has occurred and is continuing or would result therefrom and (ii) such changes, either individually or in the aggregate, are not adverse to either the Agent or any Lender (in its capacity as a Lender).

     7.11      FURTHER ASSURANCES.

     (a) ASSURANCES. Without expense or cost to Agent or Lenders, TLGI and each Borrower shall, and shall cause each Subsidiary of it to, from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments, including, without limitation, Mortgages, as Agent may from time to time reasonably request in order to carry out more effectively the purposes of this Agreement, the other Loan Documents or the Borrowing Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto the Agent the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Credit Party may be or may hereafter become bound to convey or to assign to Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Loan Documents, or the Borrowing Order, registering or recording this Agreement or any other Loan Document. Without limiting the generality of the foregoing, (i) each Credit Party shall take or cause to be taken all such actions that may be necessary or, in the reasonable opinion of the Agent, desirable in order to create in favor of the Agent, for the benefit of Lenders, (x) a valid and (upon such filing and recording) perfected first priority security interest in the entire real, personal and mixed property Collateral which is otherwise unencumbered as of the Closing Date, and (y) a valid and (upon such filing and recording) perfected subordinated security interest in the entire real, personal and mixed property Collateral which is subject to valid, perfected and nonvoidable liens on the Petition Date, including a subordinate pledge of all of the capital stock of each of Company's Subsidiaries, and (ii) the Borrowers shall deliver to the Agent, promptly upon receipt thereof, all instruments received by the Credit Parties after the Closing Date and take all actions and execute all documents necessary or reasonably requested by the Agent to perfect the Agent's Liens in any such instrument or any other Investment acquired by any Credit Party. Notwithstanding the foregoing, to the extent that Applicable Law prohibited the pledge or the delivery of any stock or instrument to the collateral agent under the Collateral Trust Agreement, the Borrowers shall not be obligated to pledge or deliver, as applicable, such stock or instrument to the Agent hereunder so long as the Borrowers can provide, within a reasonable time after the Closing Date, evidence reasonably satisfactory to the Agent that such prohibitions continue to be in full force and effect.

     (b) FILING AND RECORDING OBLIGATIONS. Each Borrower shall jointly and severally pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgment of any Mortgage or other Loan Document, including any instrument of further assurance described in SECTION 7.11(a), and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Mortgage or other Loan Document, including any instrument of further assurance described in SECTION 7.11(a), or by reason of its interest in, or measured by amounts payable under, the Notes, the Mortgages or any other Loan Document, including any instrument of further assurance described in SECTION 7.11(a), (excluding income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document; PROVIDED, however, that such Borrower may contest in good faith and through appropriate proceedings, any such taxes, duties, imposts, assessments and charges; PROVIDED further, however, that such Borrower shall pay all such taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Borrower fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from the Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Agent) accompanied by documentation verifying the nature and amount of such payments, the Agent may (but shall not be obligated to) pay the amount due and the Borrowers shall jointly and severally reimburse all amounts in accordance with the terms hereof. Anything herein to the contrary notwithstanding, if the Agent, in its reasonable discretion, shall determine to file any such financing statements, notices of lien, mortgages or similar instruments, or to otherwise confirm perfection of such liens, the Borrowers shall cooperate with and assist in such process.

     (c) COSTS OF DEFENDING AND UPHOLDING THE LIEN. The Agent may, upon at least five days' prior notice to the Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of the Agent, Lenders or any Borrower, in which the Agent or any Lender is named or which the Agent in its sole discretion determines is reasonably likely to materially adversely affect any Property subject to a Mortgage, any other Collateral, any Mortgage, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which Agent reasonably determines should be instituted to protect the interest or rights of the Agent and Lenders in any such Property or other Collateral or under this Agreement or any other Loan Document. The Borrowers, jointly and severally, agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this Section (including reasonable attorneys' fees and disbursements) by the Agent shall be paid pursuant to SECTION 10.7 hereof.

     (d) CASH MANAGEMENT SYSTEM. The Borrowers shall take all such action as may reasonably be requested by the Agent to maintain and preserve the cash management account arrangements in form and substance acceptable to the Agent.

     7.12 DISTRIBUTIONS AND PAYMENTS TO TLGI AND CANADIAN SUBSIDIARIES. No Borrower will, nor will any Borrower permit any Subsidiary to, declare or make or incur any liability to make any Distribution, or any payment to TLGI or any Canadian Subsidiary, except that (a) the Borrowers and their Subsidiaries may make Distributions to other Borrowers, and (b) the Company may make payments and Distributions to TLGI to pay (or reimburse TLGI for the payment of) general and administrative expenses and restructuring costs associated with the Chapter 11 Cases and the Canadian Cases in accordance with the Overhead Allocation Agreement. TLGI will not, nor will TLGI permit any Canadian Subsidiary to, declare or make or incur any liability to make any Distribution, except that TLGI and such Canadian Subsidiaries may make Distributions to any Borrower and other Canadian Subsidiaries and TLGI.

     7.13 INDEBTEDNESS. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, issue any equity, or to create, incur or suffer to exist any Indebtedness, except:

     (a) the Borrowers may become and remain liable with respect to the Obligations under the Loan Documents;

     (b) each Borrower may become and remain liable with respect to Capitalized Lease Obligations in respect of equipment used in the ordinary course of the funeral home and cemetery business of the Borrowers and their Subsidiaries;

     (c) each Borrower may remain liable with respect to Prepetition Indebtedness without giving effect to any extensions, renewals, refinancings, supplemental borrowings or other incurrences thereof: and

     (d) The Borrowers may become and remain liable with respect to Indebtedness incurred in connection with the rejection of leases and executory contracts in the Chapter 11 Cases; PROVIDED, that the obligation of any Borrower in respect of such Indebtedness shall be determined by a Final Order of the U.S. Court entered at the time of such rejection to be a general, unsecured, non-priority claim.

     7.14 MERGER. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, merge, amalgamate or consolidate with or into any other Person, except that (i) a Subsidiary (other than any Borrower) may merge with any Borrower or (ii) a Subsidiary of TLGI may merge with any other Subsidiary of TLGI or (iii) a Wholly-Owned Subsidiary (including any Borrower) may merge, amalgamate or consolidate with any other Borrower and a Subsidiary of any Borrower, subject to the further condition that if such Borrower is a party to any such permitted merger, such Borrower shall be the surviving corporation.

     7.15 SALE OF ASSETS. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other

Person, except for

     (a) sales of inventory and individual cemetery plots in the ordinary course of business;

     (b) other sales by the Borrowers and their Subsidiaries of assets not constituting Asset Sales;

     (c) Asset Sales of assets of the Borrowers and their Subsidiaries not exceeding $35,000,000 in the aggregate;

     (d) Asset Sales of assets of the Borrowers and their Subsidiaries in excess of $35,000,000 made (i) (x) in connection with the implementation of the Disposition Program described in the Motion for an Order (A) Approving Global Bid Procedures and (B) Authorizing Debtors to Grant Pre-Approved Bid Protections to Prospective Purchasers dated December 30, 1999 and approved pursuant to an Order entered by the U.S. Court on January 21, 2000 and (y) with the approval of the U.S. Court, or (ii) with the express prior written consent of the Required Lenders; and

     (e) the sale of Security Industrial pursuant to agreements and on terms and conditions acceptable to the Agent.

All Net Asset Sale Proceeds of any Asset Sales permitted under this Section shall be applied to make payments to the extent required under SECTION 2.10.

     7.16 PREPAYMENTS. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, either directly or indirectly, voluntarily redeem, retire or otherwise pay prior to its scheduled maturity, or accelerate the maturity of, Indebtedness of TLGI, any Borrower or any such Subsidiary; PROVIDED that in connection with any such prepayment, all commitments to lend or make other extensions of credit thereunder, and all further obligations of the Borrowers and their Subsidiaries shall terminate all Liens securing Indebtedness or other obligations of TLGI, the Borrowers and their Subsidiaries under such facility shall be released.

     7.17 AFFILIATES. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of TLGI's, such Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to TLGI, such Borrower or such Subsidiary than TLGI, such Borrower or such Subsidiary would obtain in a comparable arm's-length transaction; PROVIDED, HOWEVER, that the foregoing terms of this SECTION 7.17 shall not apply to (i) transactions between or among the Borrowers and their Wholly-Owned Subsidiaries and payments made in accordance with the Overhead Allocation Agreement

     7.18 INVESTMENTS. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor, except:

     (a) Investments in existence as of the close of business on the Closing Date;

     (b) Investments by any Borrower or any Subsidiary in and to any Subsidiary which is a Borrower, including any Investment in a corporation which, after giving effect to such Investment, will become a Borrower, to the extent such Investment is not prohibited under SECTION 7.25;

     (c) Investments in property or assets to be used in the ordinary course of business of TLGI and the Borrowers and the other Subsidiaries conducted as described in SECTION 7.4 of this Agreement;

     (d) Investments in commercial paper maturing in 90 days or less from the date of issuance which, at the time of acquisition by TLGI or any Borrower or any other Subsidiary, is accorded one of the two highest commercial paper ratings by Standard & Poor's or Moody's or any other United States nationally recognized credit rating agency of similar standing;

     (e) Investments in direct obligations of the United States, any agency or instrumentality of the United States, the federal government of Canada or any agency or instrumentality of the federal government of Canada, the payment or guarantee of which constitutes a full faith and credit obligation of the United States or Canada, as the case may be, in either case maturing in three months or less from the date of acquisition thereof;

     (f) Investments in direct obligations of any province of Canada or any municipality within a province of Canada or any State or municipality within the United States maturing in one year or less from the date of acquisition thereof which, in any such case, at the time of acquisition by TLGI or any Borrower or any other Subsidiary, is accorded one of the two highest long-term debt ratings by Standard & Poor's or Moody's or any other United States nationally recognized credit rating agency of similar standing;

     (g) Investments in certificates of deposit or bankers' acceptances with a maturity of 90 days or less issued by a bank or trust company organized under the laws of the United States or any State thereof, Canada or any Province thereof, Japan or any member of the European Union, having capital, surplus and undivided profits aggregating at least $100,000,000 and having a short-term unsecured debt rating of at least "P-I" by Moody's or "A-1" by Standard & Poor's;

     (h) Investments in money market and auction rate preferred stock issued by Persons organized under the laws of the United States of America or any State thereof or of Canada or any Province thereof rated "A" or better by Standard & Poor's or "A" or better by Moody's, or an equivalent rating by any other United States nationally recognized credit rating agency of similar standing;

     (i) Investments in mutual funds investing in assets described in CLAUSE (d), (e), (f) or (g) above which in any such case would be classified as a current asset in accordance with U.S. GAAP and which are managed by a fund manager of recognized United States or Canadian national standing and having share capital of at least $100,000,000 or having at least $250,000,000 under management;

     (j) Investments of funds received by TLGI or any Borrower or any other Subsidiary in the ordinary course of business, which funds are required to be held in trust for the benefit of others by TLGI, such Borrower or such Subsidiary, as the case may be, and which funds do not constitute assets or liabilities of TLGI or any Borrower or any other Subsidiary;

     (k) Investments of funds by any Subsidiary which is engaged in the insurance business which are invested and managed by such Subsidiary in the ordinary course of its regulated insurance business and insurance operations;

     (l) Investments consisting of acquisitions (whether by purchase of assets or stock or by merger or consolidation) permitted under SECTION 7.25; PROVIDED that (a) at the time of consummation of such acquisition, no Default or Unmatured Default shall have occurred and be continuing, (b) after giving effect to any such acquisition and the financing thereof, TLGI and the Borrowers shall be in pro forma compliance with all covenants contained herein, and (c) any Person acquired in such acquisition shall become, upon consummation of such acquisition, a Borrower;

     (m) Investments in connection with Asset Sales permitted under this Agreement in an aggregate amount not to exceed $10,000,000.

     7.19 NEGATIVE PLEDGE. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, enter into any agreement or other arrangement under the terms of which TLGI, any Borrower or any Subsidiary would be restricted from (i) performing its obligations under the Collateral Documents or any other Loan Document to which it is a party or (ii) providing a guaranty to the Agent, the Lenders or the L/C Issuer.

     7.20 LIENS. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, create, incur or suffer to exist any Lien in, of or on the Property of TLGI, such Borrower or such Subsidiary, as applicable, or apply to the U.S. Court or Canadian Court for the authority to do any of the foregoing, except:

     (a) Liens granted to the Agent for the benefit of the Lenders and the L/C Issuer pursuant to the Loan Documents or authorized by the Borrowing Order;

     (b)       Liens in existence as of the Petition Date;

     (c) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

     (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

     (e) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation (except ERISA);

     (f) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the same or interfere with the use thereof in the business of TLGI, any Borrower or any other Subsidiary;

     (g) deposits to secure statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business in an amount not to exceed $2,000,000 in the aggregate; and

     (h) Liens in connection with Asset Sales permitted under this Agreement and with respect to which no objection has been interposed by the Official Committee of Unsecured Creditors in the Chapter 11 Cases in an amount not to exceed $10,000,000.

     (i) Liens upon certain bank accounts maintained by certain Borrowers at Comerica Bank as set forth in paragraph 12(b) of the Motion of Debtors and Debtors-In-Possession for Entry of an Order (A) Approving Compromise and Settlement with Craig R. Bush and Affiliated Entities and (B) Granting Certain Related Relief filed with the U.S. Court on February 3, 2000 and granted pursuant to an order entered by the U.S. Court on March 23, 2000.

     7.21      INTENTIONALLY OMITTED.

     7.22 INTEREST COVERAGE RATIO. The Borrowers shall not permit, at the end of any fiscal quarter, the ratio of (x) Consolidated Operating Cash Flow to
(y) Consolidated Interest Charges (excluding non-cash interest accruals in connection with the Prepetition Indebtedness) to be less than 3 to 1.

     7.23 MINIMUM FUNERAL HOME GROSS MARGIN. The Borrowers shall not permit Funeral Home Gross Margin for any one fiscal quarter period to be less than $35,000,000 as of the end of such fiscal quarter.

     7.24 OWNERSHIP OF COMPANY. TLGI will at all times maintain the Company as a Wholly-Owned Subsidiary of TLGI.

     7.25 ACQUISITIONS. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary to, make any Acquisition of any Person without the prior written consent of the Required Lenders, except for (a) acquisitions or equity repurchases made in order to buy out holders of Minority Interests in Subsidiaries in connection with bona fide anticipated asset sales relating to the stock or assets of such Subsidiaries and (b) other acquisitions, PROVIDED that the consideration paid in connection with any such acquisition referred to in clause (a) or (b) shall be in an aggregate amount not to exceed $2,000,000 for each such acquisition individually or $10,000,000 in the aggregate during any twelve-month period.

     7.26 SUBSIDIARIES. The Borrowers will not permit any of their respective Subsidiaries at any time after the Closing Date to issue any preferred stock of any type or nature or agree by contract or otherwise to any restriction on the right and ability of such Subsidiary to declare and pay dividends and make other distributions to its shareholders (other than the restrictions set forth in this Agreement and the other Loan Documents). TLGI and the Borrowers will not permit any Indebtedness owed by them to any Subsidiaries arising after the Closing Date to be secured pursuant to the Collateral Trust Agreement.

     7.27 SYNTHETIC LEASES. Neither TLGI nor any Borrower will, nor will they permit any Subsidiary of it to, be an obligor in respect of any post-Petition Date Synthetic Lease.

     7.28 DELIVERIES REGARDING ADDITIONAL BORROWERS. Not later than 30 days after the Closing Date, the Borrowers will use reasonable efforts to cause each Subsidiary listed on SCHEDULE 7.28 annexed hereto to execute and deliver to the Agent, and in the event that any Person becomes a U.S. Subsidiary after the date hereof, the Borrowers will promptly notify the Agent of that fact and cause such Subsidiary to execute and deliver to the Agent, (x) a joinder agreement substantially in the form of EXHIBIT H annexed hereto pursuant to which such Person shall agree to be bound by this Agreement as a Borrower and to assume and perform its obligations as a borrower hereunder as if were a Borrower hereunder on the date hereof, and (y) a counterpart of the Security Agreement, and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of the Agent, desirable to create in favor of the Agent, for the benefit of Lenders, a valid and perfected Lien on all of the real, personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents. TLGI and the Borrowers shall deliver to the Agent a copy (each document identified below to be dated and/or certified as of a date reasonably acceptable to the Agent not more than 30 days prior to the date of delivery thereof to the Agent), with respect to each such Borrower, of such Borrower's (i) articles of incorporation or comparable constitutive documents, together with all material amendments, and, to the extent applicable, a certificate of good standing, in each case certified by the appropriate governmental officer in the relevant jurisdiction of organization,
(ii) by-laws or comparable constitutive laws, rules or regulations certified by the Secretary, Assistant Secretary or other appropriate officer or director of it, and (iii) board of directors' resolutions, certified by the Secretary, Assistant Secretary or other appropriate officer or director of such Borrower (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution and performance by such Borrower of this Agreement and the Collateral Documents.

     The actions described in this SECTION 7.28 must be completed with respect to any Borrower which is a U.S. Subsidiary formed or acquired after the Closing Date no later than 30 days after any such Person becomes a Subsidiary.

     7.29      Intentionally Omitted.

     7.30      CHAPTER 11 CLAIMS. Without limiting the provisions of
SECTION 7.20 hereof, no Borrower shall incur, create, assume, suffer or permit any claim or Lien or encumbrance against it or any of its property or assets in any Chapter 11 Case (other than the claims specifically referred to in SECTION
2.20 and the Borrowing Order but only to the extent therein described) to be PARI PASSU with or senior to the claims of the Agent and Lenders against any Borrower in respect of the Obligations hereunder, or apply to the U.S. Courts for authority to do so, except to the extent permitted herein.

     7.31 LIMITATION ON REPAYMENTS. The Borrowers shall not (i) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Prepetition Indebtedness or other pre-Petition Date obligations of such Person, except for, without duplication, repayments of Prepetition Indebtedness made in connection with Asset Sales permitted under this Agreement to holders of Prepetition Indebtedness in an aggregate amount not to exceed $7,500,000, or (ii) except as set forth in clause (i) hereof pay any interest on any Prepetition Indebtedness of such Person (whether in cash, in kind securities or otherwise), or (iii) make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection); PROVIDED that, without duplication, (a) the Borrowers may pay Prepetition Indebtedness arising in connection with the assumption of contracts or leases in the Chapter 11 Cases,
(b) the Borrowers may make payments permitted under SECTION 2.20, (c) the Borrowers may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code (subject to the limitations of the Carve-Out), (d) the Borrowers may pay any post-Petition Date expense incurred in the ordinary course of business, including all post-Petition Date Indebtedness incurred in the ordinary course of business or approved by order of the U.S. Court, and usual and customary employee salaries and benefits, and (e) the Borrowers may make payments to such other claimants and in such amounts as contemplated in SCHEDULE 1.1(b) or as may otherwise be consented to by the Required Lenders and approved by the U.S. Court.

     7.32 PROTOCOL. TLGI and the Borrowers shall comply with the protocol currently in place in the Chapter 11 Cases and the Canadian Cases.

     7.33 AGREEMENTS. TLGI and the Borrowers shall not assume, reject, cancel, terminate, breach or modify (whether pursuant to Section 365 of the Bankruptcy Code or the CCAA Orders or any other Applicable Law), (i) any Material Contract or (ii) any other agreement, contract, instrument or other document to which it is a party which assumption, rejection, cancellation, termination, breach or modification could reasonably be expected to result in a Material Adverse Effect.

     7.34 POST CLOSING DELIVERIES. To the extent not previously delivered to the Existing Agent in connection with the Existing DIP Credit Agreement, the Borrowers shall deliver to the Agent a copy of a title report for each real property asset of the Borrowers promptly after it is received by the Borrowers or retrieved from their records.

                                  ARTICLE VIII
                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     8.1 Any representation or warranty made or deemed made by or on behalf of any Credit Party to the Lenders or the Agent under or in connection with this Agreement, any Revolving Loan, any Letter of Credit, the Collateral Documents, any other Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

     8.2 Nonpayment of principal of any Revolving Loan when due, or nonpayment of interest upon any Revolving Loan or of any commitment fee or other obligations (including, without limitation, Reimbursement Obligations) under any of the Loan Documents within three Business Days after the same becomes due.

     8.3 The breach by TLGI, any Borrower or any Subsidiaries of any of the terms or provisions of SECTION 7.2, SECTION 7.3(a), SECTIONS 7.12 through 7.27, or SECTIONS 7.30 through 7.34; PROVIDED, HOWEVER, any failure to provide notice of any Unmatured Default pursuant to SECTION 7.3(a) shall not give rise to a Default under this SECTION 8.3 if such Unmatured Default may be cured pursuant to the terms of this Agreement and is in fact cured prior to maturing into a Default.

     8.4 The breach by TLGI, any Borrower or any of their Subsidiaries (other than a breach which constitutes a Default under SECTION 8.1, 8.2 or 8.3) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within the earlier to occur of (x) 30 days after written notice of such breach from the Agent or any Lender or (y) 30 days after any Executive Officer first has knowledge thereof.

     8.5 Failure of TLGI, any Borrower or any of their Subsidiaries to pay any Indebtedness (other than Indebtedness referred to in SECTION 8.2 and any Indebtedness incurred prior to the Petition Date) equal to or exceeding $5,000,000 in the aggregate for TLGI, such Borrower and such Subsidiaries when due; or the default by TLGI, any Borrower or any Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness (other than Indebtedness referred to in SECTION 8.2 and any Indebtedness incurred prior to the Petition Date) equal to or exceeding $5,000,000 in the aggregate for TLGI, such Borrower and such Subsidiaries was created or is governed, or any other event shall occur or condition exist the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness (other than Indebtedness referred to in SECTION
8.2 and any Indebtedness incurred prior to the Petition Date) of TLGI, any Borrower or any Subsidiaries of either equal to or exceeding $5,000,000 in the aggregate for all such Persons shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or TLGI, any Borrower or any Subsidiary of either shall not pay, or shall admit in writing its inability to pay, its debts incurred postpetition generally as they become due.

     8.6 With respect to the Chapter 11 Cases, (i) the entry of an order authorizing any Borrower in any of the Chapter 11 Cases to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code, or authorizing any Person to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (except as provided in the Borrowing Order) authorizing the use of cash collateral without the Agent's prior written consent under Section 363(c) of the Bankruptcy Code; (ii) the appointment of an interim or permanent trustee in any of the Chapter 11 Cases or the appointment of an examiner in any of the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of any Borrower; (iii) the dismissal of any


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of the Chapter 11 Cases, or the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, unless the Borrower or Borrowers subject to such dismissal or conversion are, in the judgment of the Agent, immaterial either individually or in the aggregate; (iv) the entry of an order granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (a) to allow any creditor to execute upon or enforce a Lien on any material portion of the Collateral or on any other property or assets of any Borrower material to the property and assets of the Borrowers, taken as a whole, or (b) with respect to any Lien of, or the granting of any Lien on any material portion of the Collateral or any other material property or assets of any of the Borrowers, in each case in the Agent's reasonable judgement, either individually or taken as a whole, to, any State or local environmental or regulatory agency or authority; (v) other than as approved by the Agent, the entry of an order amending, supplementing, staying, vacating or otherwise modifying any of the Borrowing Order or this Agreement or any other Loan Document or any of the Agent's or the Lenders' rights, benefits, privileges or remedies under the Borrowing Order, this Agreement or any other Loan Document; (vi) the entry of an order reconsolidating or combining any Borrower with any other Person (other than a Borrower); (vii) an order shall be entered approving, or there shall arise, any other administrative expense claim (other than those specifically referred to in SECTION 2.20) having any priority over, or being PARI PASSU with the administrative expense priority of the Obligations in respect of any of the Chapter 11 Cases; (viii) filing by any of the Credit Parties of, or support by any of them for, any motion or proceeding which could reasonably be expected to result in any impairment of the Lenders' rights under this Agreement (a "MATERIAL ADVERSE ACTION"); or (ix) a final judgment or other judicial determination not subject to further review in any Material Adverse Action by any other party in interest which results in any impairment of the Lenders' rights under this Agreement.

     8.7 With respect to the Canadian Cases (i) the making of an order authorizing TLGI or any Canadian Subsidiary in the Canadian Cases to obtain financing without the Required Lenders' prior written consent; (ii) the making of an order by the Canadian Court granting relief from or modifying the stay of proceedings under the CCAA Orders (a) to allow any creditor to execute upon or enforce a Lien on any material property or assets of TLGI and the Canadian Subsidiaries, taken as a whole, or to appoint a receiver and manager, receiver, trustee, administrator or liquidator of or in respect of a material portion of the property or assets of TLGI and the Canadian Subsidiaries, taken as a whole, or the issuance of any receiving order or orders in respect of TLGI or any Canadian Subsidiary or (b) to allow any party other than TLGI or a Canadian Subsidiary to reject, cancel, terminate, breach, modify or accelerate any obligations of TLGI or a Canadian Subsidiary under (1) any Prepetition Indebtedness, (2) any Material Contract, or (3) any other agreement, contract, instrument or other document to which TLGI or any Canadian Subsidiary is a party, which rejection, cancellation, termination, breach, modification or acceleration could reasonably be expected to result in a Material Adverse Effect, or (c) with respect to any Lien of any federal or provincial environmental or regulatory agency or authority (whether or not such Lien is preserved or created under the CCAA); (iii) the failure of TLGI and the Canadian Subsidiaries to obtain an order extending the stay of proceedings under the CCAA Orders during the pendency of the Chapter 11 Cases; (iv) the making of an order in the Canadian Cases amending, supplementing, staying, vacating or otherwise modifying the CCAA Orders, this Agreement or any other Loan Document, or any of the Agent's or any Lender's rights, benefits, privileges, remedies or priorities under the CCAA Orders, this Agreement or any other Loan Document; (v) the making of any order creating a Lien on any material assets or property of TLGI and the Canadian Subsidiaries, in the reasonable judgment of the Agent, either individually taken as a whole, other than the Permitted Canadian CCAA Liens;


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

(vi) an order is made modifying or terminating the CCAA Orders in a way not approved in writing by the Required Lenders; or (vii) the removal of or change of the Monitor or a change in the duties and responsibilities of the Monitor shall occur which is not approved in writing by the Required Lenders.

     8.8 TLGI, any Borrower or any of their Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order (as to post-Petition Date liability or debt) for the payment of money in excess of $5,000,000, unless such judgment or order has been stayed on appeal or otherwise is being appropriately contested in good faith and against which appropriate reserves have been established in accordance with GAAP (provided that, in any event, execution of such judgment or order has been effectively stayed and no execution thereof has commenced and is continuing).

     8.9 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $5,000,000 or any Reportable Event, the occurrence of which may reasonably be expected to give rise to a Material Adverse Effect, shall occur in connection with any Plan, or a contribution failure sufficient to give rise to a lien under section 302(f) of ERISA shall occur with respect to any Single Employer Plan.

     8.10 TLGI or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by TLGI or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 per annum.

     8.11 TLGI or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of TLGI and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

     8.12 TLGI, any Borrower or any of their Subsidiaries shall be the subject of any proceeding or investigation pertaining to a Release by TLGI, any Borrower or any such Subsidiary or any other Person, or any violation of any Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     8.13      Any Change of Control shall occur.

     8.14 Any Collateral Document shall fail to remain in full force or effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any pledgor thereunder shall fail to perform its obligations under or otherwise comply with any of the terms or provisions of any Collateral Document, or any pledgor thereunder shall deny that it has any further liability under any Collateral Document, or shall give notice to such effect, or any portion of the shares of stock pledged, or security interests granted, pursuant to any Collateral Document shall cease (after the time permitted for perfection hereunder shall have expired) to be validly perfected in favor of the Agent for the benefit of the Lenders, or (except as otherwise provided in the Collateral Documents and except to the extent such pledged shares represent Minority Interests) such pledged shares


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

shall fail to represent 100% of the outstanding shares of stock of the Subsidiaries whose shares of stock are subject to the Collateral Documents.

     8.15 A Material Judgment Event shall have occurred and 90 days shall have passed without one or more of the judgments, awards or other orders giving rise to such Material Judgment Event having been vacated such that on such 90th day the aggregate amount of all judgments, awards and orders as to post-Petition Date liability or debt entered against any of TLGI, any Borrower or any of their respective Subsidiaries which shall have been outstanding for at least 90 days without having been finally satisfied in full or vacated shall be in excess of $1,000,000.

     8.16 (i) Any law, governmental rule, regulation or order binding on TLGI or any Borrower, or any change or modification therein or in the interpretation, administration or application thereof, shall become effective after the date hereof, or (ii) any license, authorization or permit of TLGI or any Borrower shall be canceled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal or otherwise modified in any material respect, or (iii) any license, authorization or permit of TLGI or any Borrower shall be renewed on terms different from the terms of the license, authorization or permit so renewed, and the occurrence of any such event or events described in clauses (i), (ii) and/or (iii), individually or in the aggregate, (a) adversely affects the economic or commercial value or usefulness of the Borrower's licenses, permits and authorizations in any State of the United States or province of Canada in a manner which could reasonably be expected to have a Material Adverse Effect, or (b) impedes the transfer of cash (other than cash required to be placed in trust pursuant to regulatory requirements materially consistent with those in effect on the Closing Date) generated through operations of any Borrower from one State of the United States or province of Canada to another such State or province through the cash management system described on SCHEDULE 6.21 in a manner which could reasonably be expected to have a Material Adverse Effect, or (c) could otherwise reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IX
                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     9.1 ACCELERATION. If any Default occurs the Agent may, and upon written request of the Required Lenders shall (notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to, or order from, the U.S. Court or the Canadian Court), (a) terminate or suspend the obligations of the Lenders to make Revolving Loans and purchase participations in Letters of Credit hereunder, whereupon the obligation of the L/C Issuer to issue Letters of Credit hereunder shall also terminate or be suspended, or (b) declare the Obligations to be due and payable, whereupon the Obligations (including an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to drawn under such Letter of Credit)) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which TLGI and each Borrower hereby expressly waive, or (c) take the action described in both the preceding CLAUSE (a) and the preceding CLAUSE (b).

     If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Revolving Loans hereunder as a result of any Default (other than any Default as described in SECTION 8.6 with respect to TLGI, any Borrower or any other Subsidiary) and before any judgment or decree for the payment of the Obligations due shall have been


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obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to TLGI and the Borrowers, rescind and annul such acceleration and/or termination.

     Further upon the occurrence and during the continuance of any Default, the Agent may (i) exercise all rights and remedies of the Agent set forth in any of the Collateral Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof or Canada and any province thereof, including but not limited to the UCC, and (ii) revoke the Borrowers' rights to use cash collateral in which the Agent has an interest; PROVIDED that, any other provision of this Agreement or any other Loan Document to the contrary notwithstanding, with respect to the foregoing, the Agent shall give the Borrowers and counsel to any official committees in respect of the Chapter 11 Cases and the office of the United States Trustee five days prior written notice (which notice shall be delivered by facsimile or overnight courier) of the exercise of its rights and remedies with respect to the Collateral and file a copy of such notice with the clerk of the U.S. Court. Neither the Agent nor the Lenders shall have any obligation of any kind to make a motion or application to the U.S. Court or the Canadian Court to exercise their rights and remedies set forth or referred to in this Agreement or in the other Loan Documents. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies in the Loan Documents or the Borrowing Order, all of which shall be cumulative and not alternative.

     TLGI and the Borrowers waive, (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties or other property at any time held by the Agent or the Lenders on which the Borrowers may in any way be liable and hereby ratify and confirm whatever the Agent and the Lenders may lawfully do in this regard, (ii) subject to the notice provisions of the preceding paragraph, all rights to notice and hearing prior to the Agent's taking possession or control of, or to the Agent or the Lenders reply, attachment or levy upon, the Collateral, or any bond or security which might be required by any court prior to allowing the Agent or the Lenders to exercise any of their remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. The Borrowers acknowledge they have been advised by counsel of their choice with respect to the effect of the foregoing waivers and this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

     9.2 AMENDMENTS. Subject to the provisions of this ARTICLE IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders), TLGI and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders, TLGI or the Borrowers hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

     (a) extend the Commitment of any Lender, extend the maturity of any Revolving Loan, extend the final maturity of any Reimbursement Obligation beyond the Commitment Termination Date, extend the expiry date of any Standby Letter of Credit beyond the date which is five Business Days immediately preceding the Commitment Termination Date, extend the expiry date of any Commercial Letter of Credit beyond the date which is 10 days immediately preceding the Commitment Termination Date, or forgive all or any portion of the principal amount of any Revolving Loan or Reimbursement Obligation or any interest or fees, or reduce


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

the rate or extend the time of payment of interest or fees on any Revolving Loan, Reimbursement Obligation, Commitment or Letter of Credit;

     (b)       reduce the percentage specified in the definition of Required
Lenders;

     (c) increase the amount of the Commitment of any Lender hereunder, or permit TLGI or any Borrower to assign its rights under this Agreement;

     (d)       amend this SECTION 9.2 or SECTION 13.1(a);

     (e) release a Borrower other than in connection with an Approved Sale or as set forth in the Loan Documents; or

     (f) release all or substantially all of the Collateral other than in connection with an Approved Sale or as set forth in the Loan Documents.

     No amendment of any provision of this Agreement relating in any way to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating in any way to the L/C Issuer or any or all of the Letters of Credit shall be effective without the written consent of the L/C Issuer and the Agent. The Agent may waive payment of the fee required under SECTION 13.3.2 without obtaining the consent of any other party to this Agreement.

     9.3 PRESERVATION OF RIGHTS. No delay or omission of the Lenders or any of them or the Agent or the L/C Issuer to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Revolving Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Revolving Loan or Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by (or with the consent of) the Lenders required pursuant to SECTION 9.2, and then only to the extent specifically set forth in such writing. All remedies contained in the Loan Documents or afforded by law shall be cumulative and all shall be available to the Agent, the Lenders and the L/C Issuer until the Obligations have been paid in full.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of TLGI and the Borrowers contained in this Agreement shall survive the occurrence of the effectiveness of this Agreement and the making of the Revolving Loans and the issuance of the Letters of Credit herein contemplated.

     10.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers and the L/C Issuer shall not be obligated to issue any Letter of Credit in violation of any limitation or prohibition provided by any applicable statute or regulation.

     10.3 STAMP DUTIES. The Borrowers shall pay and forthwith on demand indemnify each of the Agent, each Lender and the L/C Issuer against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Loan Document.

     10.4 HEADINGS. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.


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     10.5      ENTIRE AGREEMENT, INDEPENDENCE OF COVENANTS. The Loan Documents
(together with the Fee Letter) embody the entire agreement and understanding among TLGI, the Borrowers, the Agent, the Lenders and the L/C Issuer and supersede all prior agreements and understandings among TLGI, the Borrowers, the Agent, the Lenders and the L/C Issuer relating to the subject matter thereof. Except as otherwise expressly provided herein, no provision of this Agreement shall be construed as waiving, negating or otherwise qualifying any restriction, limitation or other condition imposed by any other provision of this Agreement.

     10.6 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     10.7 EXPENSES, INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers jointly and severally agree to pay promptly (i) all the actual and reasonable costs and expenses of the Agent, including the reasonable fees, expenses and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Agent, in connection with the negotiation, preparation and execution of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for the Borrowers (including any opinions requested by the Agent as to any legal matters arising hereunder) and of each Borrower's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Agent (including allocated costs of internal counsel) providing services and advice to the Agent in connection with the administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby and any other documents or matters requested by the Borrowers; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Agent and of counsel providing any opinions that the Agent may reasonably request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Agent and its counsel) of obtaining and reviewing information regarding the Collateral; (vi) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any consultants, advisors and agents employed or retained by the Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by the Agent and First Union Securities, Inc. in connection with the syndication of the Commitments; and (viii) after the occurrence and during the continuance of a Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel), the reasonable fees and expenses of a financial advisor retained by the Agent and costs of settlement, incurred by the Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Borrower hereunder or under the other Loan Documents by reason of such Default (including in connection with the sale of, collection from, or


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other realization upon any of the Collateral). Without limiting the generality of the foregoing, if, at any time or times, regardless of the existence of a Default, the Agent or any Lender shall incur reasonable expenses itself or employ counsel or other professional advisors, including, but not limited to, environmental, financial and management consultants, for advice or other representation or shall incur legal, appraisal, accounting, consulting or other reasonable costs and expenses in connection with actions or claims asserted against the Agent or such Lender in respect of:

               (i) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent, any Lender, any Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents, or any other agreements to be executed or delivered in connection therewith or herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against any Borrower or any other Person that may be obligated to the Agent or any Lender by virtue of the Loan Documents, under the Bankruptcy Code, or any other applicable Federal, state, or foreign bankruptcy or other similar law;

               (ii) any attempt to enforce any rights or remedies of the Agent or any Lender against any Borrower, or any other Person that may be obligated to the Agent or any Lender by virtue of being a party to any of the Loan Documents;

               (iii) any attempt to appraise, inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral, including without limitation, obtaining and reviewing any reports provided for under SECTION 4.1; or

               (iv) any Chapter 11 Case and any Canadian Case (including, without limitation, the on-going monitoring by the Agent of any Chapter 11 Case and any Canadian Case, including attendance by the Agent and its counsel at hearings or other proceedings and the on-going review of documents filed with a U.S. Court or a Canadian Court in respect thereof) and the Agent's and the Lenders' interests with respect to any Borrower (including, without limitation, the on-going review of any Borrower's business, assets, operations, prospects or financial condition as the Agent shall deem necessary), the Collateral or the Obligations (but only to the extent relating to the Loan Documents and the Obligations);

then, and in any such event, the reasonable fees and expenses incurred by the Agent and such attorneys and other professional advisors and consultants arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel or other professionals in any way or respect arising in connection with or relating to any of the events or actions described in this SECTION 10.7 shall be payable, on demand and presentation of a reasonably detailed invoice, by the Borrowers to the Agent and shall be additional Obligations secured under the Collateral Documents and the other Loan Documents. Any fees and expenses payable pursuant to this SECTION 10.7 shall be paid without the necessity of any court approval or application by the Agent or any Lender, unless otherwise ordered by the U.S. Court. In addition to the payment of expenses pursuant to this SECTION 10.7, whether or not the transactions contemplated hereby shall be consummated, the Borrowers jointly and severally agree to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents, First Union Securities, Inc. and Lenders, and the officers, partners, directors, trustees, employees, agents and affiliates of any of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); PROVIDED that no Borrower shall have any obligation to


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

any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction. As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)), or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of TLGI, the Borrowers or any Subsidiaries. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this SECTION 10.7 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrowers shall, jointly and severally, contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The obligations of the Borrowers under this SECTION 10.7 shall survive payment of the Obligations and the termination of this Agreement.

     Notwithstanding anything herein to the contrary, the reimbursement and indemnity provisions of this SECTION 10.7 shall not apply to any obligations, claims or liabilities arising in connection with any Prepetition Indebtedness.

     10.8 NUMBERS OF DOCUMENTS. All statements, notices, closing documents and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may retain one and furnish one to each of the Lenders.

     10.9 ACCOUNTING; CURRENCY CONVERSIONS. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles; PROVIDED, HOWEVER, that (a) to the extent that any change in GAAP shall alter the result of any financial covenant or test or any other accounting determination to be computed or made hereunder, TLGI and the Borrowers agree that such covenant, test or other determination shall continue to be computed or made on the basis of Agreement Accounting Principles as in effect prior to such change in GAAP, unless the Required Lenders shall otherwise consent and (b) the MIPS shall be deemed to constitute capital stock of TLGI for purposes of this Agreement. To the extent that for purposes of computing any financial covenant or test or making any other accounting determination hereunder, any amount denominated in one currency must be converted into another


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currency, such conversion shall be made in a manner that accords with the currency conversion policies and procedures used in preparing the financial statements of TLGI, the Borrowers and the other Subsidiaries on the basis of which the relevant computations or determinations are or will be made, unless the Required Lenders shall have specified an alternative basis for making such conversions.

     10.10 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     10.11 NONLIABILITY OF LENDERS. The relationship between the Borrowers, on the one hand, and the Lenders, the L/C Issuer and the Agent, on the other hand, shall be solely that of borrower and lender, and the relationship between TLGI and the Subsidiaries (other than the Borrowers), on the one hand, and the Lenders, the L/C Issuer and the Agent, on the other hand, shall be construed accordingly. None of the Agent, the L/C Issuer or any Lender shall have any fiduciary responsibilities to TLGI, the Borrowers or any other Subsidiary. None of the Agent, the L/C Issuer or any Lender undertakes any responsibility to TLGI, the Borrowers or any other Subsidiary to review or inform TLGI, the Borrowers or any other Subsidiary of any matter in connection with any phase of the business or operations of TLGI, the Borrowers or any other Subsidiary.

     10.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     10.13 CONSENT TO JURISDICTION. SUBJECT TO THE JURISDICTION OF THE U.S. COURT, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

               (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

               (ii)      WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

               (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH ARTICLE XIV;

               (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

               (v) AGREES THAT THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION; AND

               (vi) AGREES THAT THE PROVISIONS OF THIS SECTION 10.13 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
          SECTION 5-1402 OR OTHERWISE.


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     10.14     WAIVER OF JURY TRIAL. TLGI, EACH BORROWER, THE AGENT, THE L/C
ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     10.15 CONFIDENTIALITY. Each of the Agent, each Lender and the L/C Issuer agrees to hold any confidential information identified in making as such which it may receive from TLGI, the Borrowers or any other Subsidiary pursuant to this Agreement in confidence, except for disclosure (a) to other Lenders, the L/C Issuer and the Agent and their respective Affiliates, (b) to legal counsel, accountants and other professional advisors to the Agent, the L/C Issuer or that Lender or to a Transferee, (c) to regulatory officials and examiners, (d) to any Person as requested pursuant to or as required by law, regulation or legal process, (e) to any Person in connection with any legal proceeding to which the Agent, the L/C Issuer or that Lender is a party and (f) permitted by SECTION 13.4.

     10.16 JUDGMENT CURRENCY. If the Agent, the L/C Issuer or any Lender receives an amount in respect of the Borrowers' or TLGI's liability under the Loan Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "CONTRACTUAL CURRENCY") in which the amount is expressed to be payable under the relevant Loan Document,
(a) TLGI and the Borrowers, as applicable, shall indemnify the Agent, the L/C Issuer or such Lender, as applicable, as an independent obligation against any loss, cost, expense or liability arising out of or as a result of the conversion; (b) if the amount received by the Agent, the L/C Issuer or such Lender, as applicable, when converted into the contractual currency at a market rate on the date of receipt by the Agent, the L/C Issuer or such Lender in the usual course of its business, is less than the amount owed in the contractual currency, the Borrowers or TLGI, as applicable, shall forthwith on demand pay to the Agent, the L/C Issuer or such Lender, as applicable, an amount in the contractual currency equal to the deficit; and (c) TLGI or the Borrowers, as applicable, shall pay to the Agent, the L/C Issuer or such Lender, as applicable, on demand any exchange costs and taxes payable in connection with any such conversion. Each of the Borrowers and TLGI waives any right it may have in any jurisdiction to the extent permitted by law to pay any amount under the Loan Documents in a currency other than that in which it is expressed to be payable.

     10.17 CANADIAN INTEREST ANTIDOTES. (a) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of Canada are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by the laws of Canada. If the effective annual rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed 60% (or such other rate as the Parliament of Canada may determine from time to time as the criminal rate) on the credit advanced, then: (i) the amount of any charges for the use of money, expenses, fees, bonuses, commissions or other charges payable in connection therewith will be reduced to the extent necessary to eliminate such excess; (ii) any remaining excess that has been paid will be credited towards repayment of the principal amount; and (iii) any overpayment that may remain


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after such crediting will be returned forthwith on demand. In this paragraph the terms "interest," criminal rate" and "credit advanced" have the meaning ascribed to them in Section 347 of the Criminal Code (Canada). [GH1]

     (b) If and to the extent that the laws of Canada are applicable to interest payable under this Agreement, for the purpose of the Interest Act (Canada) the yearly rate of interest to which interest calculated on the basis of a 360- or 365-day year is equivalent is the rate of interest determined as herein provided multiplied by the number of days in such year and divided by 360 or 365, as the case may be.

     10.18 PARTIES INCLUDING TRUSTEES; U.S. COURT PROCEEDINGS. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Agent and each Lender, and the assigns, transferees and endorsees of the Agent and each Lender. The security interests and Liens created in this Agreement, the Collateral Documents and the other Loan Documents shall be and remain valid and perfected, and the claims of the Agent and the Lenders hereunder valid and enforceable in accordance with the terms hereof, notwithstanding the discharge of any Borrower pursuant to Section 1141 of the Bankruptcy Code, the conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code, the dismissal of any Chapter 11 Case or any subsequent Chapter 7 case or the release of any Collateral from the property of any Credit Party. The security interests and Liens created in this Agreement, the Collateral Documents and the other Loan Documents shall be and remain valid and perfected without the necessity that the Agent file financing statements or otherwise perfect its security interests or Liens under applicable law. This Agreement, the claims of Agent and the Lenders hereunder, and all security interests or Liens created hereby or pursuant hereto or by or pursuant to the Collateral Documents or any other Loan Document shall at all times be binding upon the Credit Parties, the estates of the Credit Parties and any trustee appointed in any Chapter 11 Case or any Chapter 7 case, or any other successor in interest to the Borrowers. This Agreement shall not be subject to Section 365 of the Bankruptcy Code.

     10.19 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall become effective on the Effective Date.

                                   ARTICLE XI
                                    THE AGENT

     11.1 APPOINTMENT. First Union is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this ARTICLE XI. The Agent shall not have a fiduciary relationship in respect of TLGI, any Borrower, any other Subsidiary or any Lender by reason of this Agreement.

     11.2 POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     11.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any or all of TLGI, any Borrower, any other Subsidiary, the Lenders or the L/C Issuer for any action taken or omitted to be taken by it or them hereunder or under any other Loan


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Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     11.4 NO RESPONSIBILITY FOR REVOLVING LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any extension of credit hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in ARTICLE IV, except receipt of items required to be delivered to the Agent; or (d) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders or the L/C Issuer information that is not required to be furnished by TLGI or the Borrowers to the Agent at such time, but is voluntarily furnished by TLGI or the Borrowers to the Agent (either in its capacity as Agent or in its individual capacity).

     11.5 ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or, in the case of any act or failure to act calculated to give rise to any of the events or circumstances described in CLAUSES (a) through (f) of SECTION 9.2, each affected Lender, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Revolving Loans and participations in Reimbursement Obligations and Letters of Credit. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders PRO RATA against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     11.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders or the L/C Issuer, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     11.7 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any record, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and, with respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     11.8 AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents,
(b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents to the extent not otherwise reimbursed by the Borrowers and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the


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Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, PROVIDED that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this SECTION 11.8 shall survive payment of the Obligations and termination of this Agreement.

     11.9 RIGHTS AS A LENDER. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with TLGI, any Borrower or any other Subsidiary in which TLGI, any Borrower or any such other Subsidiary is not restricted hereby from engaging with any other Person.

     11.10 LENDERS' CREDIT DECISIONS. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by TLGI and the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     11.11 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer and the Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, 45 days after the resigning Agent gives notice of its intention to resign. The Agent shall so resign if at any time it ceases to be a Lender. Upon any such resignation the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within 30 days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender (except for payments required to be made directly to the L/C Issuer) and for all other purposes shall deal directly with the Lenders and the L/C Issuer. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this ARTICLE XI shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


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     11.12     AGENT'S FEE. The Borrowers agree to pay to the Agent, for its own account, the fees agreed to by the Borrowers and the Agent pursuant to the Fee Letter, or as otherwise agreed from time to time.

                                   ARTICLE XII
                            SETOFF; RATABLE PAYMENTS

     12.1 SETOFF. In addition to, and without limitation of, any rights of the Lenders and the L/C Issuer under applicable law and notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application of motion to, or order from the U.S. Court, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or the L/C Issuer to or for the credit or account of TLGI or any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender or the L/C Issuer, whether or not the Obligations, or any part hereof, shall then be due.

     12.2 RATABLE PAYMENTS. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; PROVIDED that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender pursuant to an order of the U.S. Court or the Canadian Court or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

                                  ARTICLE XIII
                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     13.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of TLGI, the Borrowers, the Agent, the L/C Issuer and the Lenders and their respective successors and assigns, except that (a) neither TLGI nor any Borrower shall have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with SECTION 13.3. Notwithstanding CLAUSE (b) of the preceding sentence, any Lender may at any time, without the consent of TLGI, the Borrowers, the Agent or the L/C Issuer, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. In order to facilitate such assignment, the Borrowers hereby agree that, upon request of any Lender at any


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time and from time to time after the Borrowers have made their initial borrowing hereunder, the Borrowers shall provide to such Lender, at the Borrowers' own expense, a promissory note, substantially in the form of EXHIBIT A hereto, evidencing the Revolving Loans owing to such Lender. The Agent may treat the payee of any Revolving Loan as the owner thereof for all purposes hereof unless and until such payee complies with SECTION 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Revolving Loans, a participation in a Letter of Credit or a participation in a Reimbursement Obligation agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents, and any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Revolving Loan, participation in a Letter of Credit or participation in a Reimbursement Obligation, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Loan, participation in a Letter of Credit or participation in a Reimbursement Obligation.

     13.2      PARTICIPATIONS.

     13.2.1. PERMITTED PARTICIPATIONS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each such bank or other entity being referred to herein as a "PARTICIPANT") participating interests in any Revolving Loan owing to such Lender, or L/C Interest held by such Lender, the Commitment of such Lender or any other interest of such Lender under the Loan Documents; PROVIDED, HOWEVER, that no Lender shall grant a participating interest to any entity which is engaged in any business which is competitive in any material respect with the business of TLGI, any Borrower or any of the Subsidiaries of TLGI. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Revolving Loan or L/C Interest for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests and TLGI, the Borrowers, the L/C Issuer and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. The participation agreement effecting the sale of any participating interest shall contain a representation by the Participant to the effect that none of the consideration used to make the purchase of the participating interest in the Commitment, Revolving Loans and the L/C Interests under such participation agreement are "plan assets" as defined under ERISA and that the rights and interests of the Participant in and under the Loan Documents will not be "plan assets" under ERISA.

     13.2.2 VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Revolving Loan, L/C Interest or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Revolving Loan, L/C Interest or Commitment, or postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Revolving Loan, L/C Interest or Commitment.

     13.2.3 SETOFF. Each Lender's right to exercise its right of setoff provided in SECTION 12.1 shall not be reduced or impaired by any grant by such Lender of a participating interest to a Participant.

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     13.3      ASSIGNMENTS.

     13.3.1 PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("PURCHASERS") all or any part of its Commitment and outstanding Revolving Loans, and L/C Interests, together with its rights and obligations under the Loan Documents with respect thereto; PROVIDED, HOWEVER, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations so assigned; (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of such assignment) may be in the amount of such Lender's entire Commitment but otherwise shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess of that amount; and (iii) notwithstanding the CLAUSE (ii), if the assignment is made to a Lender or an Affiliate of the assigning Lender, the amount of the Commitment assigned shall not be less than $1,000,000. Such assignment shall be substantially in the form of EXHIBIT D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Company, the L/C Issuer and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender; PROVIDED, HOWEVER, that if a Default has occurred and is continuing, the consent of the Company shall not be required. Such consents shall not be unreasonably withheld.

     13.3.2 EFFECT; EFFECTIVE DATE OF ASSIGNMENTS. Solely with respect to assignments under SECTION 13.3.1, such assignments shall become effective on the date (which shall be a Business Day) which is five Business Days following the (a) delivery to the Agent of a notice of assignment, substantially in the form attached to EXHIBIT E hereto (a "NOTICE OF ASSIGNMENT"), together with any consents required by SECTION 13.1, and (b) payment of a $3,500 fee to the Agent for processing such assignment. If any such assignment is made as contemplated by the terms of SECTION 3.5 at the request of the Borrowers, or is otherwise made at the request of the Borrowers, the $3,500 fee shall be paid by the Borrowers. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Revolving Loans and L/C Interest under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the date such assignment becomes effective, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto and thereto, and the transferor Lender shall be released with respect to the percentage of the Aggregate Commitment, Revolving Loans and L/C Interest assigned to such Purchaser without any further consent or action by TLGI, the Borrowers, the Lenders, the L/C Issuer or the Agent being required. Upon the consummation of any assignment to a Purchaser pursuant to

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

this SECTION 13.3.2, the transferor Lender, the Agent and the Borrowers shall make appropriate notations in their respective records to reflect the principal amounts of the Commitments of the transferor Lender and the Purchaser, as adjusted pursuant to such assignment. In connection with the foregoing, the Agent shall maintain at its address referred to in SECTION
14.1 a copy of each Notice of Assignment delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitments of such Lenders, the principal amount of each Type of Revolving Loan owing to each such Lender from time to time. The entries in the Register shall be conclusive, in the absence of clearly demonstrable error, and TLGI, the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Revolving Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by TLGI, the Borrowers, or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in any such entry.

     13.4 DISSEMINATION OF INFORMATION. Each of TLGI and each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of TLGI and any Borrower and the other Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by SECTION 10.15.

     13.5 TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of SECTION 2.17.

                                   ARTICLE XIV
                                     NOTICES

     14.1 GIVING NOTICE. Except as otherwise permitted by SECTION 2.13(d) with respect to Revolving Loans, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth, in the case of the Agent or the Lenders, on Schedule 2.1 hereto, and in the case of the Company, the Borrowers or TLGI, to it or them at 4126 Norland Avenue, Burnaby, British Columbia, V5G 358, Canada or at such other address as may be designated by such party in a notice to the other parties; PROVIDED that notice to the Company which specifies that it is a notice to the Borrowers shall constitute notice to the Borrowers hereunder. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     14.2 CHANGE OF ADDRESS. The Borrowers, TLGI, the Agent, the L/C Issuer and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]


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

     IN WITNESS WHEREOF, the Borrowers, TLGI, the Lenders, the L/C Issuer and the Agent executed this Agreement as of the day and the year first above written.

                                    LOEWEN GROUP INTERNATIONAL, INC.


                                    By:  _______________________________________
                                            Name:
                                            Title:


                                EACH OF THE ENTITIES LISTED ON SCHEDULE A HERETO


                                    By: ________________________________________
                                     on behalf of each of the entities listed on
                                     Schedule A hereto the Credit Agreement

                                        ________________________________________
                                            Name:
                                            Title:


                                    THE LOEWEN GROUP INC.


                                    By: ________________________________________
                                            Name:
                                            Title:


                                    FIRST UNION NATIONAL BANK,
                                    INDIVIDUALLY AND AS ADMINISTRATIVE AGENT


                                    By: ________________________________________
                                            Name:
                                            Title:


                                    BANK OF SCOTLAND


                                    By: ________________________________________
                                            Name:
                                            Title:

                                    THE CIT GROUP/BUSINESS CREDIT, INC.


                                    By: ________________________________________
                                            Name:
                                            Title:

                                    FOOTHILL CAPITAL CORPORATION


                                    By: ________________________________________
                                            Name:
                                            Title:


                                    GMAC BUSINESS CREDIT


                                    By: ________________________________________
                                            Name:
                                            Title:


                                    MELLON BANK, N.A.


                                    By: ________________________________________
                                            Name:
                                            Title:


                                    SOVEREIGN BANK


                                    By: ________________________________________
                                            Name:
                                            Title:


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